Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
dated
May 18, 2011
by and among
OLYAC II, Inc., a Delaware corporation,
as Buyer,
Olympic Steel, Inc., an Ohio corporation,
as Parent,
and
Chicago Tube and Iron Company, a Delaware corporation,
as the Company,
the Stockholders of the Company listed on Schedule I,
and
Dr. Donald McNeeley,
as the Representative of the Stockholders

i

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of May 18, 2011, by and among OLYAC II, Inc., a Delaware corporation (“Buyer”), Olympic Steel, Inc., an Ohio corporation (“Parent”), Chicago Tube and Iron Company, a Delaware corporation (the “Company”), the stockholders of the Company listed on Schedule I (each a “Stockholder” and collectively the “Stockholders”), and Dr. Donald McNeeley, as Representative of the Stockholders (the “Representative”).
W I T N E S S E T H :
A.	The Company is in the business of the wholesale distribution, fabrication and engineering of various steel products (the foregoing being referred to hereinafter collectively as the “Business”);

B.	The Stockholders signatory to this Agreement as of the date hereof collectively own 69.84% of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”);

C.	Parent and Buyer desire that Buyer merge with and into the Company and, to realize the benefits thereof, the Company and the Stockholders also desire that Buyer merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the DGCL (the “Merger”), and that the shares of Company Common Stock (excluding any shares thereof held in the treasury of the Company and Dissenting Shares) be converted upon the Merger into the right to receive such amount of cash, without interest, as is provided herein (Buyer and the Company being hereinafter sometimes referred to as the “Constituent Corporations” and the Company following the Merger being hereinafter sometimes referred to as the “Surviving Corporation”);

D.	The Stockholders will be the ultimate direct beneficiaries of the transactions contemplated hereby and, accordingly, have a direct interest in causing the Company to undertake and carry out its obligations hereunder;
     The parties accordingly agree as follows:
ARTICLE I DEFINITIONS
     The following terms, as used herein, have the following meanings:
     1.1 “2011 Period” is defined in Section 5.22.
     1.2 “Action” means any action, suit, investigation, hearing, proceeding, formal charge or arbitration of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity), including any inquiry, investigation, audit, claim, assessment or similar event with respect to Taxes, brought by or before an Authority.

     1.3 “Additional Agreements” means the Indemnity Escrow Agreement, the Working Capital Escrow Agreement, the Restrictive Covenants Agreements, the Haigh Transition Agreement, the McNeeley Employment Agreement, the McNeeley Purchase Agreement, the Stay Bonus Agreements and the Releases.
     1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For example, with respect to all periods subsequent to the Closing, each of Parent and Buyer is an Affiliate of the Company.
     1.5 “Annual Financial Statements” is defined in Section 5.12(a).
     1.6 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether Federal, state, local or foreign.
     1.7 “Basket” is defined in Section 11.1(c).
     1.8 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by the Company or in which the Company’s assets, the Business or its transactions are otherwise reflected.
     1.9 “Business” is defined in the Recitals.
     1.10 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Chicago, Illinois are authorized to close for business.
     1.11 “Buyer” is defined in the Preamble.
     1.12 “Buyer Indemnitees” is defined in Section 11.1(a).
     1.13 “Cash” means, as of the date in question, all cash, cash equivalents and Investment Securities of the Company determined in accordance with GAAP.
     1.14 “Cash Overage” is defined in Section 3.6(a)(i).
     1.15 “Cash Shortfall” is defined in Section 3.6(a)(ii).
     1.16 “Certificate of Merger” is defined in Section 2.2.
     1.17 “Closing” is defined in Section 2.8.
     1.18 “Closing Date” is defined in Section 2.8.
     1.19 “Closing Payment” is defined in Section 3.4(a)(i).
     1.20 “Closing Statement” is defined in Section 3.6(b)(i).

     1.21 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.
     1.22 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     1.23 “Company” is defined in the Preamble.
     1.24 “Company Common Stock” is defined in the Recitals.
     1.25 “Company Consents” is defined in Section 5.11.
     1.26 “Company Intellectual Property Right” means all Intellectual Property owned, held or used by the Company, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the rights to sue and collect damages for past, present or future infringements, misappropriations or other violations thereof, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, and all copies and tangible embodiments of the foregoing, including the “Chicago Tube and Iron” name and all abbreviations and derivations thereof and the registered Intellectual Property listed on Schedule 5.21.
     1.27 “Contracts” means all contracts, agreements, leases, licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments to which the Company is a party or by which any of its respective assets are bound, including any entered into by the Company in compliance with Section 7.1 after the signing hereof and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company’s dominion or control.
     1.28 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.
     1.29 “Constituent Corporations” is defined in the Recitals.
     1.30 “Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.
     1.31 “DGCL” means the Delaware General Corporation Law.
     1.32 “Dissenting Shares” means any Shares held by a stockholder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the DGCL and who has not effectively withdrawn or lost such appraisal or dissenters’ rights.

     1.33 “Effective Time” is defined in Section 2.3.
     1.34 “Environmental Laws” is defined in Section 5.33.
     1.35 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.36 “Indemnity Escrow Agreement” means the Escrow Agreement to be entered into by and among the Representative, Buyer and the Indemnity Escrow Agent, substantially in the form attached hereto as Exhibit B(1).
     1.37 “Escrow Amount” means the Working Capital Escrow Amount and the Indemnity Escrow Amount.
     1.38 “Excluded Matter” means any one or more of the following: (a) the effect of any change in United States securities, banking or financial markets; (b) the effect of any change in general business or economic conditions or changes generally adversely affecting the industry in which the Company operates; (c) the effect of any change arising in connection with earthquakes, major hostilities, acts of war, or terrorism, including any terrorist, military, diplomatic or political action; (d) the effect of any action taken by either Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company, (e) acts or omissions of the Company taken with the consent of Buyer, including the effects of compliance with this Agreement; and (f) the effect of any changes in applicable Laws or GAAP, in each of clauses (a) through (c) above, to the extent such effect does not have a disproportionate impact on the Company relative to similarly situated participants in the industry in which the Company operates.
     1.39 “Excluded Persons” is defined in Section 7.4.
     1.40 “E&Y” is defined in Section 3.6(b)(iii).
     1.41 “Final Cash” is defined in Section 3.6(a).
     1.42 “Final Cash Determination Date” is defined in Section 3.6(a).
     1.43 “Final Working Capital” is defined in Section 3.6(b)(i).
     1.44 “Financial Statements” is defined in Section 5.12(a).
     1.45 “Fundamental Representations” means the representations and warranties contained in Section 4.1 (Authorization), Section 4.2 (Governmental Authorization), Section 4.3 (Non-Contravention), Section 4.4 (Shares), Section 5.1 (Corporate Existence and Power), Section 5.2 (Authorization), Section 5.3 (Governmental Authorization), Section 5.4 (Non-Contravention), Section 5.5 (Capitalization), Section 5.15 (Properties; Title to the Company’s Assets), Section 5.34 (Finders’ Fees), Section 6.1 (Corporate Existence and Power), Section 6.2 (Corporate Authorization), Section 6.4 (Non-Contravention) and Section 6.5 (Finders’ Fees).

     1.46 “GAAP” means U.S. generally accepted accounting principles, consistently applied.
     1.47 “Haigh” means Robert Haigh, an individual residing in the State of Illinois.
     1.48 “Haigh Transition Agreement” means the transition agreement entered into by and between the Company and Robert Haigh, substantially in the form attached hereto as Exhibit C.
     1.49 “Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, radiation and radioactive materials, other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law.
     1.50 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
     1.51 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, (g) all obligations of such Person under any interest rate swap, hedging or similar agreements, (h) all guarantees by such Person and (i) any agreement to incur any of the same. For purposes of this Agreement, Indebtedness includes (i) any and all accrued interest, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness and (ii) any and all amounts owed by the Company to any of its Affiliates, including to any of the Stockholders.
     1.52 “Indemnifiable Loss Limit” is defined in Section 11.1(b).
     1.53 “Indemnification Notice” is defined in Section 11.3(a).
     1.54 “Indemnified Party” is defined in Section 11.3.
     1.55 “Indemnifying Parties” is defined in Section 11.3.
     1.56 “Indemnity Escrow Agent” means KeyBank National Association.
     1.57 “Indemnity Escrow Amount” is defined in Section 3.5(c).

     1.58 “Independent Accountant” is defined in Section 3.6(b)(iii).
     1.59 “Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Internet domain names and uniform resource locators, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights of authors and inventors; other intellectual or industrial property rights; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.
     1.60 “Interim Financial Statements” is defined in Section 5.12(a).
     1.61 “Inventory” is defined in the UCC.
     1.62 “Investment Securities” means the investment securities of the Company as reflected on the applicable balance sheet as current assets and prepared in accordance with GAAP.
     1.63 “Labor Agreements” is defined in Section 5.27(a).
     1.64 “Law” means any domestic or foreign, Federal, state, municipality or local law, statute, ordinance, code, rule, regulation or common law.
     1.65 “Leased Real Property” is defined in Section 5.30(b).
     1.66 “Leases” is defined in Section 5.30(b).
     1.67 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, with respect to such asset, including any agreement to give any of the foregoing.
     1.68 “Loss(es)” means any and all loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, settlements and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses).
     1.69 “Material Adverse Effect” means an event that has had, or is reasonably expected to have, (a) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company or (b) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, in each case whether under (a) or (b) other than an effect resulting from an Excluded Matter.
     1.70 “Material Contracts” is defined in Sections 5.17(b).

     1.71 “McNeeley” means Donald R. McNeeley, Jr., an individual residing in the State of Illinois.
     1.72 “McNeeley Employment Agreement” means the Employment Agreement entered into by and between the Company and McNeeley, substantially in the form attached hereto as Exhibit D.
     1.73 “McNeeley Purchase Agreement” means the McNeeley Purchase Agreement entered into by and between Buyer and McNeeley, substantially in the form attached hereto as Exhibit E.
     1.74 “Merger” is defined in the Recitals.
     1.75 “Multiemployer Plan” is defined in Section 5.29(f).
     1.76 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.
     1.77 “Outside Closing Date” is defined in Section 13.1(a).
     1.78 “Owned Real Property” is defined in Section 5.30(a).
     1.79 “Parent” is defined in the preamble to this Agreement.
     1.80 “PBGC” is defined in Section 5.29(b).
     1.81 “Permits” is defined in Section 5.19.
     1.82 “Permitted Liens” means (a) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Buyer that do not materially impair the use or occupancy of such real property in the operation of the Business as currently conducted thereon; (b) statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor in accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising in the ordinary course of business that are not material to the Business; (d) liens relating to the Revenue Bonds; (e) zoning, building codes and other land use laws regulating the use or occupancy of the real property subject thereto or the activities conducted thereon that are imposed by any Authority that are not violated by the current use or occupancy of such real property or the operation of the Business as currently conducted thereon; (f) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to the real property subject thereto that do not materially impair the use or occupancy of such real property in the operation of the Business as currently conducted thereon; and (g) matters that would be disclosed on an accurate survey of the Real Property that do not materially impair the use or occupancy of such Real Property in the operation of the Business as currently conducted thereon.
     1.83 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company,

association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
     1.84 “Per Share Escrow Contribution” is defined in Section 3.5(c).
     1.85 “Plan” is defined in Section 5.29(a).
     1.86 “Policy” is defined in Section 10.2(q).
     1.87 “Post-Closing Straddle Period” is defined in Section 9.4(f).
     1.88 “Pre-Closing Period” means any period that ends on or before the Closing Date or a Pre-Closing Straddle Period.
     1.89 “Pre-Closing Straddle Period” is defined in Section 9.4(f).
     1.90 “Privilege Period” is defined in Section 9.4(f).
     1.91 “Purchase Price” is defined in Section 3.4(a).
     1.92 “Real Property” means the Owned Real Property and the Leased Real Property.
     1.93 “Releases” means the releases executed by each of Haigh and McNeeley in favor of the Surviving Corporation, in substantially the form attached hereto as Exhibit F.
     1.94 “Representative” is defined in the Recitals.
     1.95 “Restrictive Covenants” is defined in Section 8.2.
     1.96 “Restrictive Covenants Agreements” shall mean those Non-Competition Agreements entered into by and between the Company and each of Haigh and McNeeley, in substantially the form attached hereto as Exhibit G.
     1.97 “Revenue Bonds” means the $8 million Industrial Development Revenue Bonds, Series 2008, issued through the Stanly County Industrial Facilities and Pollution Control Financing Authority in April 2008.
     1.98 “Selling Expenses” means all (a) unpaid costs, fees and expenses of outside professionals incurred by the Company or any of the Stockholders of which the Company has agreed to pay, or is obligated to pay, relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses, (b) bonuses payable to employees, agents and consultants of and to the Company as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes) (other than amounts owed pursuant to the Stay Bonus Agreements), and (c) severance obligations owed by the Company to employees, agents and consultants of and to the Company triggered prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes), in each case, (x) to the extent unpaid by the Company as of immediately prior to the Closing and (y) for the avoidance of duplication, to the extent not already included in Final Working Capital pursuant to Section 3.6.
     1.99 “Share” means a share of Company Common Stock outstanding immediately prior to the Effective Time.
     1.100 “Stay Bonus Agreements” shall mean those agreements entered into by and between the Parent and each of Michael DiNanno, Curt Roe, Ronald Romanski, Susan Hamilton, William Zielinski, Larry Soehrman and Thomas Moran, in substantially the form attached hereto as Exhibit H.
     1.101 “Stockholder Indemnitees” is defined in Section 11.2.
     1.102 “Stockholder(s)” is defined in the Recitals.
     1.103 “Straddle Period” is defined in Section 9.4(f).
     1.104 “Survey” has the meaning set forth in Section 10.2(r).
     1.105 “Surviving Corporation” is defined in the Recitals.
     1.106 “Tangible Assets” means all tangible personal property and interests therein, including Inventory, machinery, computers and accessories, furniture, office equipment, communications equipment, vehicles, saws, drills, automobiles, trucks, forklifts and other vehicles owned by the Company and other tangible property owned by the Company, including the items listed on Schedule 5.15.
     1.107 “Target Working Capital” means $56,141,897, which has been calculated in accordance with Schedule 3.6(b).
     1.108 “Tax” means (a) any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, value added, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, stamp, severance, custom, duty, environmental or estimated tax), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing taxes as a result of being a member of any affiliated, consolidated, combined or unitary group or similar group under any provision of state, local or foreign Law, (c) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing taxes as a result of any express or implied obligation to indemnify any other Person, and (d) any liability for the payment of any of the foregoing taxes as a successor, transferee (including under Section 6901 of the Code or similar provision of applicable Law) or otherwise.

     1.109 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.
     1.110 “Tax Return” means any return, information return, declaration, claim for refund or credit, report, statement, election, form or schedule, including any supplement or attachment thereto and any amendment thereof, relating to any Tax.
     1.111 “Third-Party Claim” is defined in Section 11.3(a).
     1.112 “Title Company” is defined in Section 10.2(q).
     1.113 “Total Per Share Merger Consideration” is defined in Section 3.4(b).
     1.114 “UCC” means the Uniform Commercial Code of the State of Illinois.
     1.115 “Virtual Data Room” means the “Atlas 2011” data room established by the Company with Merrill Corporation for purposes of facilitating Buyer’s due diligence review in connection with the transactions contemplated by this Agreement.
     1.116 “WARN Act” is defined in Section 5.27(d).
     1.117 “Working Capital” means (a) the Company’s current assets set forth on Schedule 3.6(b) minus (b) the Company’s current liabilities set forth on Schedule 3.6(b), calculated in accordance with the principles, policies, practices, procedures, classifications, and judgments and estimation methodologies of preparation set forth on Schedule 3.6(b).
     1.118 “Working Capital Escrow Agent” means Loeb & Loeb LLP.
     1.119 “Working Capital Escrow Agreement” means the Escrow Agreement to be entered into by and among the Representative, Buyer and the Working Capital Escrow Agent, substantially in the form attached hereto as Exhibit B(2).
     1.120 “Working Capital Escrow Amount” is defined in Section 3.5(c).
     1.121 “Written Consent” is defined in Section 5.2.
ARTICLE II MERGER; CLOSING
     2.1 The Merger. At the Effective Time (as hereinafter defined), Buyer shall be merged with and into the Company on the terms and conditions hereinafter set forth as permitted by and in accordance with the DGCL. Thereupon, the separate existence of Buyer shall cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the DGCL.
     2.2 Certificate of Merger. On the Closing Date, provided that this Agreement has not been terminated and abandoned pursuant to Article XIII hereof, the Company and Buyer will cause the Certificate of Merger in substantially the form of Exhibit A attached hereto (the

“Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be the certificate of incorporation of the Company in effect immediately prior to the Effective Time, and the name of the Company will remain “Chicago Tube and Iron Company”. The bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that the name of the Company will remain “Chicago Tube and Iron Company” until thereafter amended as provided therein or by applicable Law.
     2.3 Effective Time of the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware. The date and time of the effectiveness of the Merger is herein sometimes referred to as the “Effective Time”.
     2.4 Directors. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Buyer (as constituted immediately prior to the Effective Time) until changed in accordance with its Certificate of Incorporation and Bylaws and applicable Law.
     2.5 Officers. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company (as constituted immediately prior to the Effective Time) until changed in accordance with its Certificate of Incorporation and By-laws and applicable Law.
     2.6 Effect of the Merger. Upon and after the Effective Time: (a) the separate existence of Buyer shall cease; (b) the Shares shall be converted as provided in this Agreement; (c) the former holders of the Shares are entitled only to the rights provided in this Agreement or to the rights provided under DGCL Section 262; and (d) the Merger shall otherwise have the effect provided under the applicable laws of the State of Delaware (including DGCL Section 262).
     2.7 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.
     2.8 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing (the “Closing”) of the Merger shall take place either electronically or at the offices of Loeb & Loeb LLP, 321 North Clark Street, Suite 2300, Chicago, IL 60654, on July 1, 2011 (the “Closing Date”). At the Closing:
          (a) Buyer shall deliver the Closing Payment in accordance with Section 3.5; and
          (b) Stockholders shall deliver to Buyer certificates representing, in the aggregate, no less than 90% of the issued and outstanding Shares, duly endorsed in blank by the applicable Stockholder or accompanied by a stock power duly executed in blank by the applicable Stockholder, with all necessary transfer Tax and other revenue stamps, acquired at each such Stockholder’s expense, affixed.
ARTICLE III CONVERSION OF SHARES; PURCHASE PRICE
     3.1 Conversion of Shares; Consideration.
          (a) Conversion of Shares. Upon the Effective Time, each Share (other than any Shares to be canceled pursuant to Section 3.1(b) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall, without any further action on the part of Parent or Buyer, on the one hand, or the Company or the Stockholders, on the other hand, be converted into the right to receive the Total Per Share Merger Consideration (subject to the Per Share Escrow Contribution with respect to each such Share being deposited with the Indemnity Escrow Agent and the Working Capital Escrow Agent and being held and distributed in accordance with the terms of the Indemnity Escrow Agreement and the Working Capital Escrow Agreement, respectively). Upon the Effective Time, each outstanding share of common stock of Buyer shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.
          (b) Cancellation of Shares. All Shares owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no consideration shall be delivered in exchange therefor.
          (c) Consideration. Each Share converted into the right to receive the Total Per Share Merger Consideration pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders of certificates that, immediately prior to the Effective Time, represented Shares shall cease to have any rights with respect to such Shares other than the right to receive, upon delivery of such certificates, the Total Per Share Merger Consideration (subject to the Per Share Escrow Contribution with respect to each such share being deposited with the Indemnity Escrow Agent and the Working Capital Escrow Agent and being held and distributed in accordance with the terms of the Indemnity Escrow Agreement and the Working Capital Escrow Agreement), without any interest thereon, for each such Share held by them.
     3.2 Dissenting Shares.
          (a) No Conversion. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent a right to receive any of the Purchase Price with respect to such shares pursuant to Section 3.1(a), but the applicable holder of Dissenting Shares shall only be entitled to such rights as are granted by the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the DGCL.
          (b) Withdrawal or Loss of Dissenters’ Rights. Notwithstanding the provisions of subsection (a), if any holder of Shares who is otherwise entitled to exercise appraisal or dissenters’ rights under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal or dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall automatically be converted into and represent only the right to receive the Total Per Share Merger Consideration payable in respect of each such Share (subject to the Per Share Escrow Contribution with respect to each such Share being deposited with the Indemnity Escrow Agent and the Working Capital Escrow Agent and being held and distributed in accordance with the terms of the Indemnity Escrow Agreement and the Working Capital Escrow Agreement), upon surrender of the certificate representing such shares.
          (c) Notice, etc. The Company shall give Parent (i) prompt notice of any written demands for the exercise of appraisal or dissenters’ rights in respect of any Shares and any ensuing demand for the fair value of the Dissenting Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL (including instruments concerning appraisal or dissenters’ rights) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of appraisal or dissenters’ rights in respect of any shares of Company Common Stock or offer to settle or settle any such demands. In the event any Dissenting Shares are assigned a value in excess of the Total Per Share Merger Consideration, such excess amount shall (A) to the extent it is paid to the holder of such Dissenting Shares on the Closing Date, form part of the Selling Expenses and (B) to the extent it is paid to the holder of such Dissenting Share after the Closing Date, be paid from the Working Capital Escrow Amount.
     3.3 No Further Transfers; Lost, Stolen or Destroyed Certificates. The Purchase Price paid pursuant to the Merger upon and following the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and upon and after the Effective Time, no transfer of the Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.
     3.4 Purchase Price.
          (a) “Purchase Price” shall be equal to:
          (i) One Hundred Fifty Million Dollars ($150,000,000) (the “Closing Payment”);

          (ii) minus Indebtedness (other than the Revenue Bonds) of the Company;
          (iii) minus Selling Expenses; and
          (iv) plus or minus the adjustments, if any, as provided in Section 3.6 or Article XI.
          (b) The “Total Per Share Merger Consideration” shall be equal to the Purchase Price divided by the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b)).
     3.5 Payment of the Purchase Price.
          (a) The Purchase Price shall be payable by Buyer as follows:
          (i) All payments constituting Purchase Price shall be paid in United States Dollars.
          (ii) Of the Closing Payment, (A) an amount in cash equal to the Indebtedness (other than the Revenue Bonds) of the Company shall be delivered by Buyer at Closing in the form of a wire transfer of immediately available funds to the Persons entitled thereto; (B) an amount in cash equal to the Selling Expenses shall be delivered by Buyer at Closing in the form of a wire transfer of immediately available funds to the Persons entitled thereto; (C) an amount in cash equal to the Indemnity Escrow Amount shall be deposited by Buyer at Closing pursuant to the terms of the Indemnity Escrow Agreement in the form of a wire transfer of immediately available funds pursuant to Section 3.5(b); (D) an amount in cash equal to the Working Capital Escrow Amount shall be deposited by Buyer at Closing pursuant to the terms of the Working Capital Escrow Agreement in the form of a wire transfer of immediately available funds pursuant to Section 3.5(b); (E) an amount in cash equal to $250,000 shall be payable to the Representative pursuant to Section 14.14(b)(ii)(E) by wire transfer of immediately available funds to an account designated in writing by the Representative; and (F) subject to Section 3.5(c), the balance shall be delivered by Buyer at the Closing in the form of a wire transfer of immediately available funds to an account designated in writing by the Representative at least three Business Days prior to the Closing Date, for the benefit of the Stockholders in accordance with this Article III. The Representative shall pay such amount to the Stockholders pro rata in proportion to their respective percentages set forth on Schedule I.
          (iii) Any adjustments to the Purchase Price shall be paid in accordance with Section 3.6 or Article XI, as applicable.
          (b) Escrow. At the Effective Time, Buyer shall deposit in escrow $2,250,000 of the Purchase Price (the “Indemnity Escrow Amount”) plus $2,500,000 (the “Working Capital Escrow Amount”) which amounts shall be held in separate escrow accounts by the Indemnity Escrow Agent and the Working Capital Escrow Agent, respectively, and distributed in accordance with the terms of the Indemnity Escrow Agreement and the Working Capital Escrow

Agreement, respectively. The Escrow Amount represents the aggregate of all of the Per Share Escrow Contributions, where “Per Share Escrow Contribution” means an amount equal to the Escrow Amount divided by the total number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b)).
          (c) Deductions and Withholding. Each Stockholder shall provide Parent with an Internal Revenue Service Form W-9 certifying that such holder is not subject to backup withholding. In the event any Stockholder does not provide such certification to the reasonable satisfaction of Parent, Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Stockholder or former holder of Shares such amounts as may be required by applicable Law. To the extent any amount is so deducted or withheld, such amount shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (d) No Liability for Abandoned Property, etc. Notwithstanding anything to the contrary in this Section 3.5, none of Parent or the Surviving Corporation shall be liable to a holder of Shares for any amount properly paid to an Authority pursuant to any applicable abandoned property, escheat or similar Law.
     3.6 Adjustments to the Purchase Price.
          (a) Closing Cash Adjustment. On the day immediately following the Closing Date (the “Final Cash Determination Date”), the Representative shall deliver to the Buyer and Parent a statement setting forth the Company’s cash (the “Final Cash”) as of the close of business on the Closing Date.
          (i) If the Final Cash is greater than Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) (any such amount, the “Cash Overage”), then the Purchase Price shall be increased by the amount of the Cash Overage, up to an additional Nine Million Dollars ($9,000,000), and Buyer shall pay the Cash Overage to the Representative in cash prior to the close of business on the Final Cash Determination Date. The Representative shall pay all such amounts to the Stockholders pro rata in proportion to their respective percentages set forth on Schedule I.
          (ii) If the Final Cash is less than Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) (any such amount, the “Cash Shortfall”), then the Purchase Price shall be decreased by the amount of the Cash Shortfall, and the Representative and Buyer shall deliver a joint written authorization to the Working Capital Escrow Agent within two (2) days of the Final Cash Determination Date requiring the Working Capital Escrow Agent to release to Buyer an amount in cash equal to such Cash Shortfall from the Working Capital Escrow Amount.
          (iii) If the Final Cash equals Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000), no adjustment to the Purchase Price shall be made pursuant to this Section 3.6(a).
          (b) Post-Closing Working Capital Adjustment.

          (i) Within sixty (60) days after the Closing Date, Buyer and Parent shall deliver to the Representative a statement setting forth the Working Capital (the “Final Working Capital”) as of the close of business on the Closing Date (the “Closing Statement”). The Closing Statement shall be prepared in accordance with the principles, policies, practices, procedures, classifications, and judgment and estimation methodologies set forth on Schedule 3.6(b).
          (ii) With such Closing Statement, the Buyer and Parent shall deliver to the Representative the Buyer and Parent’s good faith computation showing in reasonable detail the adjustments described in Section 3.6(b)(iv) and (v) based on the Closing Statement, without regard to Section 3.6(b)(iii).
          (iii) If the Representative disputes the correctness of the Closing Statement or Buyer and Parent’s computation of the adjustments under Section 3.6(b)(ii), the Representative shall notify Buyer and Parent of his objections within thirty (30) days after the delivery of the Closing Statement, setting forth in reasonable detail the reasons for such objections. If the Representative fails to deliver such notice within such period, the Representative shall be deemed to have accepted the Closing Statement and Buyer and Parent’s computation of the adjustments under Section 3.6(b)(ii). If the Representative delivers such notice within such period, Buyer, Parent and the Representative shall endeavor in good faith to resolve their dispute over the Closing Statement and the adjustments within twenty (20) days after receipt of such notice by Buyer and Parent. If they are unable to do so within such twenty (20) day period, the dispute shall be submitted to an audit partner at Ernst & Young LLP (“E&Y”) with experience in the Business, so long as E&Y is independent of Buyer, Parent and the Stockholders, or if E&Y ceases to be independent, another nationally recognized accounting firm in the United States that is independent of Buyer, Parent and the Stockholders and that is mutually acceptable to Parent and the Representative (E&Y or such other accounting firm, the “Independent Accountant”). As soon as practicable thereafter, but in any event within thirty (30) days thereafter, Buyer, Parent and the Representative shall cause the Independent Accountant to choose one of the parties’ positions based solely upon the written presentations by Buyer and Parent, on the one hand, and the Representative, on the other hand. The decision of the Independent Accountant shall be final and binding on the parties and their Affiliates. The fees and expenses of the Independent Accountant shall be borne by Buyer and Parent, on the one hand, and the Stockholders, on the other hand (severally and not jointly), in proportion to the relative difference between such parties’ position and the determination of the Independent Accountant.
          (iv) If the Final Working Capital exceeds the Target Working Capital, then, within ten (10) days after Final Working Capital is finally determined pursuant to Section 3.6(b)(iii), Buyer shall pay such excess to the Representative in cash, and the Representative and Buyer shall deliver a joint written instruction to the Working Capital Escrow Agent within ten (10) days after Final Working Capital is finally determined pursuant to Section 3.6(b)(iii) authorizing the Working Capital Escrow Agent to release to Representative the entire Working Capital Escrow Amount. The Representative shall pay all such amounts to the Stockholders pro rata in proportion to their respective percentages set forth on Schedule I.
          (v) If the Final Working Capital is less than the Target Working Capital, then the Representative and Buyer shall deliver a joint written instruction to the Working Capital Escrow Agent within ten (10) days after Final Working Capital is finally determined pursuant to Section 3.6(b)(iii) requiring the Working Capital Escrow Agent to release to Buyer an amount in cash equal to such shortfall from the Working Capital Escrow Amount.
          (vi) If the Final Working Capital equals the Target Working Capital, then the Representative and Buyer shall deliver a joint written instruction to the Working Capital Escrow Agent within ten (10) days after Final Working Capital is finally determined pursuant to Section 3.6(b)(iii) authorizing the Working Capital Escrow Agent to release to Representative the entire Working Capital Escrow Amount. The Representative shall pay the Working Capital Escrow Amount to the Stockholders pro rata in proportion to their respective percentages set forth on Schedule I.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Each Stockholder, severally and not jointly, solely as to itself, hereby represents and warrants to Buyer that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Effective Time:
     4.1 Authorization. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Stockholder is a party, to perform such Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which such Stockholder is a party, at Closing will be, duly executed and delivered by such Stockholder and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of each Stockholder, enforceable against each Stockholder in accordance with their respective terms.
     4.2 Governmental Authorization. Neither the execution, delivery nor performance by such Stockholder of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority, except for any filings and approvals as may be requested in connection with the HSR Act.
     4.3 Non-Contravention. None of the execution, delivery or performance by such Stockholder of this Agreement or any Additional Agreements does or will (a) contravene or conflict with (i) the organizational or constitutive documents of the Company or (ii) in the case of any Stockholder that is not a natural person, the organizational or constitutive documents of such Stockholder, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such Stockholder, or any of the Shares held by such

Stockholder, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such Stockholder or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which such Stockholder is entitled or under the terms of any Permit, Contract or other instrument or obligation to which such Stockholder is a party or by which any of the assets or properties of such Stockholder are bound, or (d) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares owned by such Stockholder.
     4.4 Shares. Such Stockholder owns, and has good, valid and marketable title to, its Shares, free and clear of all Liens. Upon the Closing, Buyer shall receive good, valid and marketable title to all such Shares, free and clear of all Liens.
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Buyer that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Effective Time:
     5.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the state of its organization. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted, except where the failure to do so would not have a Material Adverse Effect. The Company is qualified to do business as a foreign entity and in good standing in each of the jurisdictions set forth on Schedule 5.1, and there is no other jurisdiction in which the character of the property owned or leased by the Company or the nature of its activities make qualification of the Company in any such jurisdiction necessary, except where the failure to do so would not have a Material Adverse Effect. The Company has offices located only at the addresses set forth on Schedule 5.1. The Company has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation, except for this Agreement.
     5.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the approval of the Stockholders. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements to which the Company is a party will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms. The affirmative vote or action by written consent of at least a majority of the votes entitled to be cast by the holders of outstanding shares of Company Common Stock to approve this Agreement (the “Written Consent”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby. The Company has, through its Board of Directors, recommended to its stockholders the approval and adoption of this Agreement, the Merger, and the other transactions contemplated hereby. On or about the date the Company executes this Agreement, it will send all holders of Company Common Stock the form of Written Consent to approve this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, including the Merger, along with copies of this Agreement and the Additional Agreements.
     5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements to which the Company is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority, except for any filings and approvals as may be required in connection with the HSR Act and filing of the Certificate of Merger.
     5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements to which the Company is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or any of the Shares, (c) except for the Contracts listed on Schedule 5.11 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business or to which the Company is entitled under the terms of any Permit, Contract or other instrument or obligation to which the Company or by which any of the Shares or any of the Company’s assets is or may be bound, or (d) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, any of the Shares or any of the Company’s assets, other than Permitted Liens.
     5.5 Capitalization. The Company has an authorized capitalization consisting of 300,000 shares of Company Common Stock, of which amount 188,211 shares are issued and outstanding. No shares of capital stock are held by the Company in its treasury. All the Shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding capital stock of the Company is owned of record and beneficially by Stockholders as set forth on Schedule I. No other class of capital stock of the Company is authorized or outstanding. Except as set forth on Schedule 5.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or claims or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of the Company, or (b) agreements by any Stockholder with respect to any of the Shares, including any voting trust, other voting agreement or proxy with respect thereto. Schedule 5.5 sets forth a true and complete statement of the capitalization of the Company. Except as set forth on Schedule 5.5, (i) there are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of the Company and (ii) there is no obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or convertible into or exchangeable for securities of the Company having the right to vote or consent) on any matters on which the stockholders of the Company may vote.
     5.6 Certificate of Incorporation and By-Laws. Copies of (a) the certificate of incorporation of the Company, as certified by the Secretary of State of its state of incorporation, and (b) the bylaws of the Company, certified by the secretary of the Company, have heretofore been made available to Buyer, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its certificate of incorporation or bylaws.
     5.7 Corporate Records. All proceedings occurring since January 1, 2008 of the board of directors, including committees thereof, the Stockholders and the Company and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The stock ledgers and stock transfer books of the Company are complete and accurate. The stock ledgers and stock transfer books and minute book records of the Company relating to all issuances and transfers of stock of the Company since the Company’s incorporation and all proceedings of the board of directors, including committees thereof, the Stockholders and the Company since January 1, 2008 have been made available to Buyer, and are the original stock ledgers and stock transfer books and minute book records of the Company or true and correct copies thereof.
     5.8 Affiliates. Except as set forth on Schedule 5.8, none of the Company, the Stockholders or any of their respective Affiliates, nor any current or former director or officer of the Company (a) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that the Company uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Company’s assets, (b) has or during the last five years has had any direct or indirect interest (i) in, or is or during the last five years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of the Company or (ii) in any material property, asset or right that is owned or used by the Company in the conduct of the Business, or (c) has engaged in any transactions with the Company. Except as set forth in Schedule 5.8, there is no outstanding Indebtedness to the Company of any current or former director, officer, employee or consultant of the Company or any Stockholder or any of their Affiliates.
     5.9 Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or, within the five (5) year period preceding the date of this Agreement, used by the Company, including names used on any internet website. Since January 1, 2008, the Company has not used any name other than the names listed on Schedule 5.9 to conduct the Business. The Company has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.
     5.10 Subsidiaries. The Company does not currently own, and within the past five (5) years has not owned, directly or indirectly, any equity interests in any other entity. The

Company is not a party to any agreement relating to the formation of any joint venture, association or other entity.
     5.11 Consents. The Contracts listed on Schedule 5.11 are the only Material Contracts (as defined in Section 5.17) binding upon the Company or any Stockholder or by which any of the Shares or any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).
     5.12 Financial Statements.
          (a) Attached hereto as Schedule 5.12 are (i) the audited financial statements of the Company as of and for the fiscal years ended November 30, 2008, November 30, 2009 and November 30, 2010, consisting of the audited balance sheets as of such dates, the audited income statements for the twelve (12) month periods ended on such dates, and the audited cash flow statements for the twelve (12) month periods ended on such dates (the “Annual Financial Statements”), and (ii) the unaudited interim financial statements of the Company for the four (4) month interim period ended March 31, 2011, consisting of the balance sheet as of such date, the income statement for the four (4) month period ended on such date, and the cash flow statement for the four (4) month period ended on such date (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”).
          (b) The Financial Statements are complete and accurate and fairly present, in all material respects the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein subject, in the case of the Interim Financial Statements, to normal year-end adjustments. The Financial Statements (i) were prepared from the books and records of the Company; (ii) were prepared on an accrual basis in accordance with GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Company has delivered to the Virtual Data Room complete and accurate copies of all “management letters” received by it from its accountants and all responses during the last five (5) years by lawyers engaged by the Company to inquiries from its accountant or any predecessor accountants.
          (c) Except as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred since the date of the Interim Balance Sheet in the ordinary course of business, there are no liabilities, debts or obligations of any nature (whether accrued, unaccrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise, whether due or to become due, whether known or unknown) relating to the Company. All debts and liabilities, fixed or contingent, which should be included under GAAP on the Interim Balance Sheet are included therein.

          (d) The balance sheet included in the Interim Financial Statements accurately reflects the outstanding Indebtedness of the Company as of the date thereof. Except as set forth on Schedule 5.12, the Company does not have any Indebtedness.
     5.13 Books and Records.
          (a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company.
          (b) The Company has heretofore made all Books and Records available to Parent for its inspection and has heretofore delivered to Parent complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Parent otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to Parent by or on behalf of the Company are accurate, complete, and authentic.
          (c) The Books and Records have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Other than payroll processing data, the Company does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company and which is not located at the Company’s principal office.
     5.14 Absence of Certain Changes. Except as set forth on Schedule 5.14, since November 30, 2010, the Business has been conducted in the ordinary course of business and there has not been:
          (a) any Material Adverse Effect;
          (b) any transaction, Contract or other instrument entered into, or commitment made, by the Company relating to the Business or any of the Company’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent with past practices;
          (c) any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 5.26(a) hereto;
          (d) any creation or other incurrence of any Lien other than Permitted Liens on any Shares or the Company’s assets;
          (e) the redemption of, declaration or payment of any dividend or other distribution with respect to, the equity interests of the Company; or
          (f) any action taken by the Company that, if taken after the date of this Agreement, would violate Section 7.1.

     5.15 Properties; Title to the Company’s Assets.
          (a) The Tangible Assets have no material defects, are, in all material respects, in good operating condition and repair and function (ordinary wear and tear excepted) and are suitable for their present uses. Schedule 5.15 sets forth a complete list, setting forth a description and location, of the Tangible Assets as of a date within five days of the date of this Agreement. Except as set forth on Schedule 5.15, all of the Tangible Assets are located at the Real Property.
          (b) The Company has good, valid and marketable title in and to its assets, free and clear of all Liens other than Permitted Liens. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, that are used in the operation of the Business.
     5.16 Litigation. There is no material Action (or any basis therefor) pending against, or to the knowledge of the Company threatened against, the Company, any of its officers or directors in their capacities as such, the Business, or the Company’s assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding Orders against the Company. Schedule 5.16 sets forth all of the Actions to which the Company was a party during the past five years which have not either been settled or finally adjudicated without the possibility of further appeal.
     5.17 Contracts.
          (a) Each Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. The Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto or to the Company’s assets. No Contract (i) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business. The Company has given to Buyer true and correct (A) fully executed copies of each written Contract and (B) written summaries of each oral Contract.
          (b) The Contracts constitute all the material agreements, statements of work, purchase orders, arrangements, understandings and other instruments in effect to which the Company is a party or to which any of the Company’s assets are bound. Schedule 5.17 lists all material Contracts, oral or written (“Material Contracts”), separately referencing the applicable subsection below in each case, including:
          (i) all customer Contracts which have generated revenues to the Company or are expected to generate revenues to the Company in excess of $250,000 in the current or next two (2) fiscal years or any of the two (2) preceding fiscal years of the Company;

          (ii) any other Contract pursuant to which the Company is required to pay, has paid or is entitled to receive or has received an amount in excess of $250,000 during the current fiscal year or any one of the two preceding fiscal years;
          (iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts;
          (iv) all material sales, agency, factoring, commission and distribution Contracts to which the Company is a party;
          (v) all ongoing Contracts for purchases or receipt by the Company of supplies, equipment, goods or services (other than under Section 5.17(b)(i) or (ii));
          (vi) all joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;
          (vii) all significant documents relating to any acquisitions or dispositions of assets by the Company, except acquisitions or dispositions in the ordinary course of business;
          (viii) all material licensing agreements, including agreements licensing Intellectual Property Rights, other than “shrink wrap” licenses;
          (ix) all secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company;
          (x) all Contracts relating to Intellectual Property other than “shrink wrap” or “click wrap” licenses for generally available commercial software;
          (xi) all guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;
          (xii) all Contracts relating to real and tangible personal property, including any Real Property lease, sublease or space sharing, license or occupancy agreement and any agreements with realtors relating to the sale or lease of any Real Property, whether the Company is granted or granting rights thereunder to occupy or use any premises;
          (xiii) all material Contracts relating to Tangible Assets;
          (xiv) all Contracts containing a “most favored nation” pricing agreement, special warranties, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier;
          (xv) all Contracts pursuant to which the Company is or may be entitled to a rebate in excess of $10,000; and

          (xvi) all Contracts relating to outstanding Indebtedness of the Company.
          (c) The Company is in compliance, in all material respects, with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness of the Company.
     5.18 Insurance. Schedule 5.18 contains a true, complete and correct list of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company or its employees (other than self-obtained insurance policies by such employees). With respect to each insurance policy required to be listed on Schedule 5.18 (a) such policy is valid and binding and in full force and effect, (b) all premiums due under such policy have been paid and (c) there is no breach or default by the Company, and no event has occurred that, with notice of the lapse of time, would constitute a material breach or default or permit termination, modification or acceleration under any insurance policy and the execution of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby will not result in such breach or default or permit any such termination, modification or acceleration. The Company believes such insurance policies, in light of the nature of the Company and its business, assets and properties, are in amounts and have coverage that are reasonable. The Company has not received notice that any insurer under any policy referred to in this Section 5.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Except as set forth on Schedule 5.18, within the last two (2) years the Company has not filed for any claims exceeding $50,000 against any of its insurance policies, exclusive of automobile and health insurance policies.
     5.19 Licenses and Permits. Schedule 5.19 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all Permits necessary to operate the Business, except where the failure to do so would not have a Material Adverse Effect.
     5.20 Compliance with Laws. The Company is not in violation of, has not violated, and to the Company’s knowledge, is neither under investigation with respect to nor to its knowledge has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any Authority, and, since February 28, 2011, the Company has not received any subpoenas by any Authority.
     5.21 Intellectual Property.
          (a) Schedule 5.21 sets forth a true, correct and complete list of all registered Company Intellectual Property Rights, including patents, trademarks, copyrights, and domain names, specifying as to each, as applicable: (i) the nature of such Company Intellectual Property Right; (ii) the owner of such Company Intellectual Property Right; (iii) the jurisdictions by or in which such Company Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed.
          (b) All of the Company Intellectual Property Rights are either owned exclusively by the Company or held or used pursuant to valid license agreements or similar arrangements. The Company has the full and exclusive right to use the Company Intellectual Property Rights for the life thereof for any purpose, free from (i) any Liens (except for Permitted Liens) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.
          (c) The operation of the Company, including the manufacture, use, sale and importation of products of the Business and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible in the possession of Company, and the possession or use of the Company Intellectual Property Rights has not and does not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does the operation of the Company constitute unfair competition or deceptive or unfair trade practice. None of the Company Intellectual Property Rights is being infringed or otherwise used or available for use by any other Person.
          (d) No Action exists or has, to the Company’s knowledge, been threatened, that (i) challenges the rights of the Company in respect of any Company Intellectual Property Right or the scope of any Company Intellectual Property Right, (ii) asserts that the operation of the Company is, was or will be infringing or otherwise in violation of any Intellectual Property, or is required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement set forth or required to be set forth in Schedule 5.17. None of the Company Intellectual Property Rights has been the subject of any Action, reexamination, cancellation, concurrent use, opposition, or other proceeding, whether or not resolved in favor of the Company.
          (e) Any Intellectual Property developed by the Company in the performance of any services under any Contract or Company Intellectual Property Rights used in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by the Company.
          (f) Except as disclosed on Schedule 5.21, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company all right, title and interest in such material.
     5.22 Customers; Revenues. The list of the Company’s thirty largest customers based on revenues derived by the Company’s customers, which together with related revenue information for the Company’s 2008, 2009 and 2010 fiscal years and for the first three months of the Company’s 2011 fiscal year (such three month period, the “2011 Period”), is attached hereto as Schedule 5.22 and is true and complete. Except as indicated on Schedule 5.22, the Company has not been notified, on a formal or informal basis, that any of the customers required to be listed on Schedule 5.22 intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the fees and commissions it pays to the Company. Except as set forth on Schedule 5.22, the Company is not involved in any claim, dispute or controversy with any customer required to be listed on Schedule 5.22.
     5.23 Suppliers. Attached hereto as Schedule 5.23 is a true, correct and complete list of the Company’s ten largest suppliers (by dollar amount of purchases) and the dollar amount of such purchases from each such supplier for each of 2008, 2009, 2010 and the 2011 Period. Except as indicated on Schedule 5.23, the Company has not been notified, on a formal or informal basis that any of the suppliers required to be listed on Schedule 5.23 intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the supplies it provides to the Company. Except as set forth on Schedule 5.23, the Company is not involved in any claim, dispute or controversy with any supplier required to be listed on Schedule 5.23.
     5.24 Accounts Receivable; Loans. All accounts, receivables and notes of the Company, whether reflected on Schedule 5.24 or otherwise, represent valid obligations arising from services actually performed or goods actually sold by the Company. To the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note. Except as set forth on Schedule 5.24, to the knowledge of the Company all accounts, receivables or notes are good and collectible in the ordinary course of business.
     5.25 Pre-payments. Except as set forth on Schedule 5.25, the Company has not received any payments with respect to any services to be rendered or goods to be provided after the Closing.
     5.26 Employees.
          (a) Schedule 5.26(a) sets forth a true, correct and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, claims under benefit plans, resident alien status (if applicable), residence addresses and office location of all full-time employees of the Company and indicating part-time and full-time employment and all changes in salaries and wage rates per employee since December 1, 2010. Except as set forth on Schedule 5.26(a) the Company has not promised any employee, consultant or agent of the Company that he or she will continue to be employed by or render services to the Company or receive any particular benefits from the Company or Buyer any of its Affiliates on or after the Closing.
          (b) Except as set forth on Schedule 5.26(b), (i) the Company is not a party to or subject to any employment contract, consulting agreement, confidentiality agreement restricting the activities of the Company, non-competition agreement restricting the activities of the Company, or any similar agreement, and (ii) the Company is not a party to any collective bargaining agreement and there has been no pending or, to the Company’s knowledge, threatened activity or proceeding by a labor union or representative thereof to organize any employees of the Company. The Company has previously delivered to the Virtual Data Room true and complete copies of each such agreement referenced in this Section 5.26(b).
     5.27 Employment Matters.
          (a) Schedule 5.27(a) sets forth a true and complete list of every written employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan to which the Company is a party now in effect or under which the Company has any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment that does not apply to the Company’s employees generally (collectively, “Labor Agreements”). The Company has previously delivered to the Virtual Data Room true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company, and complete and correct information concerning the Company’s employees, including with respect to the (i) name, residence address; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 5.27(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of the Company.
          (b) Except as disclosed on Schedule 5.27(b):
          (i) all employees of the Company are employees at will, and the employment of each employee by the Company may be terminated immediately by the Company, without any cost or liability except severance in accordance with the Company’s standard severance practice as disclosed on Schedule 5.27(b);
          (ii) to the knowledge of the Company, no employee of the Company has any plan to terminate his or her employment, whether as a result of the transactions contemplated hereby or otherwise; and
          (iii) The Company is not a party to any collective bargaining agreement and there are no (A) strikes, work stoppages, slowdowns, lockouts or arbitrations or (B) material grievances or other labor disputes pending or, to the Company’s knowledge, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the Company’s knowledge, threatened by or on behalf of any employee or group of employees of the Company.
          (c) The Company has complied in all material respects with all collective bargaining agreements and Labor Agreements and all applicable laws relating to employment or labor. Except as disclosed on Schedule 5.27(c), no employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company for any matter including for wages, salary, or vacation or sick pay, or otherwise under any collective bargaining agreement or Labor Agreement. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.
          (d) During the last twelve (12) months, there has been no mass layoff, plant closing, or shutdown that could implicate the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar law (collectively “WARN Act”) and no such action will be implemented by the Company without advance notification to Buyer.
     5.28 Withholding. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, for payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. All reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date) whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.
     5.29 Employee Benefits and Compensation.
          (a) Schedule 5.29(a) sets forth a true and complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (other than any Plan which is a Multiemployer Plan) and (ii) all other bonus, deferred compensation, equity-based award, incentive, severance, welfare, salary continuation, retirement pension or profit sharing or other plans, fund, arrangement or written agreement, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or any member of the Controlled Group that are sponsored or maintained or contributed to by the Company or any member of the Controlled Group at any time during the 3-calendar-year period immediately preceding the date hereof and/or with respect to which the Company or any member of the Controlled Group could reasonably be expected to incur or to have incurred any direct or indirect, fixed or contingent liability (all of the above being hereinafter individually or collectively referred to as a “Plan” or “Plans”, respectively). The Company has no material liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Plans. Schedule 5.29(a) sets forth each Multiemployer Plan. Each Plan is and has been maintained in material compliance with all applicable laws, including ERISA, and has been administered and operated in all material respects in accordance with its terms.
          (b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan at any time within the seven (7) calendar year period immediately preceding the date of this Agreement. No Plan subject to Title IV of ERISA has been terminated at any time within the seven (7) calendar year period immediately preceding the date of this Agreement or is or has been the subject of termination proceedings pursuant to Title IV of ERISA with respect to which the Company has incurred or could reasonably be expected to incur material liability. Full payment has been made of all amounts (except for de minimis amounts) which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.
          (c) There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Plans that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. Except as described on Schedule 5.29(c), the Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
          (d) Except as described on Schedule 5.29(d), no individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transaction contemplated by this Agreement or as a result of the transaction contemplated by this Agreement in combination with any other event. Except as described on Schedule 5.29(d), no liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA.
          (e) Except as described on Schedule 5.29(e), no Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any member of the Controlled Group has been obligated to contribute to any multiemployer plan. Neither the Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) by the Company or any member of the Controlled Group with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).
          (f) With respect to any multiemployer plan to which any of the Seller, any Company or any member of the Controlled Group contributes or has had an obligation to contribute (a “Multiemployer Plan”), except as described on Schedule 5.29(f), neither the Company nor any member of the Controlled Group has incurred any withdrawal liability (within the meaning of Part 1 of Subtitle E of Title I of ERISA) that has not been satisfied in full. Except as disclosed on Schedule 5.29(f), to the knowledge of the Company, no Multiemployer Plan (i) has incurred an accumulated funding deficiency within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA, (ii) is in reorganization (within the meaning of Part 3 of Subtitle E of Title IV of ERISA), (iii) is in endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), or (iv) is in critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA). The Company has not received any written notice of the occurrence of any of the events or circumstances described in the foregoing clauses (i) through (iv) of the preceding sentence.
          (g) Except as described on Schedule 5.29(g), there is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.
          (h) The Company has not made any commitment to create or cause to exist any employee benefit plan for employees or former employees which is not listed on Schedule 5.29, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).
          (i) Each Plan and any other payment or arrangement for which the Company or any of its subsidiaries has liability that is subject to Section 409A of the Code is in documentary compliance with and has been operated in compliance with Section 409A of the Code and, except as described on Schedule 5.29(i), no Person has a right to any gross up or indemnification from the Company or any of its subsidiaries with respect to any such Plan, payment or arrangement subject to Section 409A of the Code.
          (j) With respect to each Plan, the Company has delivered or caused to be delivered to the Virtual Data Room true and complete copies of the following documents, as applicable, for each respective Plan: (i) all material Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (viii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.
          (k) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
          (l) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Plan currently in effect, except as provided on Schedule 5.29(l), would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
     5.30 Real Property.
          (a) The Company has good, valid and marketable title to the real property described on Schedule 5.30(a), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air and water rights) (the “Owned Real Property”) free and clear of all Liens other than Permitted Liens. The Company has not, to the knowledge of the Company, breached or violated any local zoning ordinance, and the Company has not received notice from any Person claiming any violation of any local zoning ordinance.
          (b) Schedule 5.30(b) sets forth a list of all leases, subleases, licenses, franchises, occupancy agreements of real property (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) to which the Company is a party or by which it is bound (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (each a “Lease”). Each Lease is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Lease. The Company has delivered or made available to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of each such Lease. Except as set forth on Schedule 5.30(b), the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property, or any portion or portions thereof.
          (c) The Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the operation of the business of the Company as it is currently conducted.
          (d) There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. The Company has not received any notice of any such proceeding, and to the knowledge of the Company, no such proceeding is threatened or contemplated.
          (e) In the past three (3) years, (i) there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Real Property and (ii) the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Real Property, in each case other than such interruptions or disruptions which did not have a Material Adverse Effect.
     5.31 Accounts. Schedule 5.31 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.
     5.32 Tax Matters. Except as set forth on Schedule 5.32:
          (a) (i) The Company has duly and timely filed all Tax Returns which are required to be filed by or with respect to it in accordance with all applicable Laws; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) the Company has paid all Taxes owed by it (whether or not shown as due and payable on any Tax Return); (iv) the Company is not currently a beneficiary of any extension of time within which to file any Tax Return, (v) there is no Action pending or, to the knowledge of the Company, threatened, with respect to Taxes of the Company; (vi) the Company has not waived, and has not had waived on its behalf, any statute of limitations in respect of the assessment or collection of any Taxes of the Company, which waiver or extension is in effect; (vii) the Company has correctly withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person; (viii) none of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the Company; (x) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction; (xi) the Company has provided to the Virtual Data Room true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after November 30, 2007; (xii) there is no outstanding power of attorney from the Company authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company; (xiii) the Company is not and has never been a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract; (xiv) the Company is not, and for periods beginning on or after January 1, 2000 has not been, a member of or included in any affiliated, consolidated, combined or unitary group or similar group under any provision of state, local or foreign Law; (xv) the Company has no liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise; (xvi) no Tax Return of the Company for periods beginning on or after January 1, 2005 has been audited by any Taxing Authority; (xvii) the Company has not received any written notice of any ongoing escheatment, abandoned or unclaimed property -

related Action by any Authority against the Company, and to the knowledge of the Company, there is no escheatment, abandoned or unclaimed property Action threatened by any Authority; (xviii) there are no Liens for Taxes upon any of the assets or properties of the Company, except for Permitted Liens; (xix) Schedule 5.32(a) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company; (xx) for periods beginning on or after January 1, 2007, the Company has not distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; (xxi) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xxii) the Company has disclosed on its federal state and local income Tax Returns (to the extent applicable) all positions taken in such Tax Returns that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code (or any corresponding or similar provision of state or local Law); and (xxiii) the Company has not, and has never had, a fixed place of business or permanent establishment in a foreign country.
          (b) The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Period, (ii) any closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign Law), (iv) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) any prepaid amount received on or prior to the Closing Date or (vi) the discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code.
          (c) The Company has not participated in any “reportable transaction” (within the meaning of Code Section 6707A or Treasury Regulations Section 1.6011-4 or any predecessor thereof) or any corresponding or similar provision of state or local Law.
     5.33 Environmental Laws.
          (a) The Company has complied, in all material respects, with all Laws relating to pollution or the protection of the environment or human health or Hazardous Materials (“Environmental Laws”), and the Company has not received any notice, demand, request for information, complaint, order, investigation, or review pending or, to the knowledge of the Company, threatened by any Authority or other third party with respect to any alleged violation by the Company of or liability under any Environmental Law.
          (b) The Company has not been requested by any Authority or other third party to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition (including removal of asbestos or any other potentially hazardous substance).

          (c) To the knowledge of the Company, any Real Property owned, leased or operated by the Company, is in compliance with all Environmental Laws and no Phase I or Phase II Site Assessments or other studies or document for any such Real Property have identified any violations of any Environmental Laws in connection therewith.
          (d) The Company has not caused or permitted a Release of any Hazardous Materials at or in the vicinity of the Real Property or any property formerly owned, leased or operated by the Company that requires or may reasonably require reporting, assessment, investigation, cleanup, removal, remediation or any other type of response action by the Company pursuant to any Environmental Law.
          (e) The Company has not assumed, undertaken, agreed to indemnify or otherwise agreed to become subject to any liability of any other Person relating to or arising from any Environmental Law.
          (f) Except as set forth on Schedule 5.33(f), to the Company’s knowledge, there are no underground storage tanks and related pipes whether active or abandoned at the Real Property.
          (g) To the Company’s knowledge, since January 1, 1980, the Company has neither caused nor knowingly permitted any asbestos or any asbestos-containing materials to be used in or applied to or incorporated in any building, structure or other form of improvement on the Real Property. Since January 1, 1980, the Company has not sold or manufactured any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.
          (h) The Company has delivered, or caused to be delivered, to the Buyer copies of all documents in its possession or control concerning or relating to Environmental Laws, including, without limitation, previously conducted environmental site assessments, compliance audits, asbestos surveys and documents concerning any Release of Hazardous Materials at the Real Property or any property formerly owned, leased or operated by the Company or any of its predecessors.
     5.34 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Stockholder or any of their respective Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.
     5.35 Directors and Officers. Schedule 5.35 sets forth a true, correct and complete list of all directors and officers of the Company.
     5.36 Inventory. The Inventory is of a quality and quantity useable and saleable in the ordinary course of business and fit for the purpose for which it was procured or manufactured, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving and other irregular items. Such allowances have been calculated in accordance with GAAP and in a manner consistent with past practice. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. Except as set forth on Schedule 5.36, none of the Company’s inventory is held on consignment, or otherwise, by third parties.
     5.37 Product Liability and Warranty.
          (a) Since January 1, 2008, each product manufactured, sold or otherwise delivered by the Company has been in conformity with all material applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is to the Company’s knowledge no basis for any present or future Action against the Company) for replacement or repair of any such products or other damages or other costs in connection therewith, subject only to the reserve for product warranty claims set forth in the Financial Statements. Since January 1, 2008, there have been no product recalls by the Company. No product manufactured, sold, leased or delivered by the Company since January 1, 2008 is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service, which are set forth on Schedule 5.37.
          (b) Except as set forth on Schedule 5.37(b), the Company has no liability and there is to the Company’s knowledge no basis for any present or future Action against the Company giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product designed, manufactured, assembled, repaired, sold, leased, delivered, installed or otherwise distributed, or services rendered, by the Company.
     5.38 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), none of the Company, any Stockholder or any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement, and the Stockholders and the Company disclaim any other representations or warranties, whether made by the Company, any Stockholder or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto), the Company is being transferred to the Buyer “AS IS” and the Company and the Stockholders hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of the Company or the Stockholders or any of their respective Affiliates). The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT
     Buyer and Parent hereby jointly and severally represent and warrant to the Company and Stockholder(s) that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Effective Time:

     6.1 Corporate Existence and Power.
          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Parent owns, and has good, valid and marketable title to, all of the issued and outstanding shares of the Buyer.
     6.2 Corporate Authorization. The execution, delivery and performance by Buyer and Parent of this Agreement and the Additional Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and Parent and have been duly authorized by all necessary corporate action on the part of Buyer and Parent. This Agreement has been duly executed and delivered by Buyer and Parent and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Buyer and Parent, enforceable against it in accordance with its terms.
     6.3 Governmental Authorization. Neither the execution, delivery nor performance by Buyer or Parent of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority, except for any filings and approvals as may be required in connection with the HSR Act and filing of the Certificate of Merger.
     6.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement does not and will not (a) contravene or conflict with the organizational or constitutive documents of Buyer or Parent, or (b) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Buyer or Parent.
     6.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer, Parent or any of their respective Affiliates who might be entitled to any fee or commission from the Stockholders or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.
     6.6 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer and Parent acknowledge and agree that the Company is being transferred to the Buyer “AS IS” and neither the Company nor any Stockholder is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company or the Stockholders, as the case may be, in Article IV and Article V, respectively (as modified by the Schedules hereto as supplemented or amended). Any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company or Stockholders set forth in Article IV or Article V, respectively (as modified by the Schedules hereto as supplemented or amended). Buyer further represents that none of the Company, Stockholders nor any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, or Stockholders, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither the Company, any Stockholder nor any of their respective Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential information or other memoranda distributed on behalf of the Company, or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Company and the transactions contemplated hereby. Buyer acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and the representations and warranties made in Articles IV and V.
ARTICLE VII COVENANTS OF THE PARTIES PENDING CLOSING
     7.1 Conduct of the Business.
          (a) The Company and Stockholders severally and not jointly covenant and agree that, from the date hereof through the Effective Time, the Company shall conduct the Business in all material respects only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Except as provided on Schedule 7.1, without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Buyer’s prior written consent, the Company shall not:
          (i) amend, modify or supplement its Certificate of Incorporation or Bylaws;
          (ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract, or any other right or asset of the Company;
          (iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $250,000 (individually or in the aggregate);
          (iv) make any capital expenditures in excess of $250,000 (individually or in the aggregate);
          (v) sell, lease, license or otherwise dispose of any of the Company’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course;
          (vi) accept returns of products sold except in the ordinary course;

          (vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any Stockholder (other than, in the case of any Stockholder as an employee of the Company, payments of salary accrued in said period at the current salary rate set forth on Schedule 3.26(a)) or any Affiliate of the Company;
          (viii) grant, pay, increase or accelerate the vesting or payment of, or announce or promise to grant, pay, increase or accelerate the vesting or payment of, any base wages or salaries, any bonuses, incentives, severance pay, or other compensation, pension or other benefits payable or potentially available to any employee of the Company, other than the bonus amounts payable in the amount and to the individuals set forth on Schedule 7.1(viii);
          (ix) obtain or incur any loan or other Indebtedness;
          (x) suffer or incur any Lien on any of the Company’s assets other than Permitted Liens;
          (xi) suffer any material damage, destruction or loss of property related to any of the Company’s assets, whether or not covered by insurance;
          (xii) except in the ordinary course of business consistent with past practice, delay, accelerate or cancel any receivables or Indebtedness owed to the Company or write-off or make further reserves against the same;
          (xiii) merge or consolidate with or acquire any other Person or be acquired by any other Person;
          (xiv) fail to timely pay any premiums on any insurance policy protecting any of the Company’s assets;
          (xv) except to the extent required by Law, establish, adopt, increase or amend (or promise to take any such action(s)) any Plan or any benefits potentially available thereunder or fail to continue to make timely contributions thereto in accordance with the terms thereof;
          (xvi) make any change in its accounting principles or methods;
          (xvii) change the place of business or jurisdiction of organization of the Company;
          (xviii) extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $20,000 individually;
          (xix) issue, redeem or repurchase any shares of its capital stock, or issue any securities exchangeable for or convertible into any shares of its capital stock;

          (xx) reduce the prices of products sold for customers except in the ordinary course;
          (xxi) effect or agree to any material change in any practices or terms, including payment terms, with respect to customers or suppliers;
          (xxii) hire any employees, consultants or advisors, with annual compensation in excess of $165,000;
          (xxiii) make, change or rescind any Tax election, surrender of any right in respect of a Tax, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or settle or compromise any Tax liability, in each case, if such surrender, consent, settlement or compromise could reasonably be expected to affect Buyer or the Company in any taxable period ending after the Closing Date, provided, however, that the Company shall notify and keep Buyer informed as to any surrender, consent, settlement or compromise of any Tax liability;
          (xxiv) abandon or allow premature expiration of any registered Company Intellectual Property Right used in or necessary for the Business;
          (xxv) enter into any other transaction with any Affiliate, other than on an arms’ length basis; or
          (xxvi) agree to do any of the foregoing.
          (b) The Company and Stockholders severally and not jointly covenant and agree that from the date hereof through the Effective Time, the Company shall not (i) take or agree to take any action that might make any representation or warranty of the Company hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.
          (c) Buyer and the Company covenant and agree that, on the Closing Date, other than consummating the Merger, neither Buyer nor the Company shall undertake any action for, on behalf of or with respect to the Company which is not in the ordinary course of business, consistent with the Company’s past practice.
     7.2 Access to Information. The Company and Stockholders severally and not jointly covenant and agree that, from the date hereof until and including the Closing Date, the Company shall (a) continue to give Buyer, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to Buyer, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Company to cooperate with Buyer in its investigation of the Business; provided that no investigation pursuant to this Section 7.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or Stockholders; and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company.

     7.3 Notices of Certain Events. The Company and Stockholders severally and not jointly covenant and agree that the Company shall promptly notify Buyer of:
          (a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Buyer, Post-Closing) to any such Person or create any Lien on any Shares or any of the Company’s assets;
          (b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;
          (c) any Actions commenced or to the knowledge of the Company threatened against, relating to or involving or otherwise affecting the Company, the Shares, any of the Company’s assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;
          (d) the occurrence of any fact or circumstance which constitutes or would reasonably be expected to result in a Material Adverse Effect;
          (e) any failure on its part to comply with or satisfy any convent or agreement to be satisfied by it hereunder or the occurrence of any event that may make the satisfaction of the conditions in Article X impossible or unlikely; and
          (f) the occurrence, or failure to occur, of any fact or circumstance which results in or will be likely to result in any representation made hereunder by the Company and/or any Stockholder to be false or misleading in any respect or to omit or fail to state a material fact; provided that the delivery of any notice pursuant to this Section 7.3 does not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of the parties hereto.
     7.4 Exclusivity. The Company and Stockholders severally and not jointly covenant and agree that neither the Company nor any Stockholder nor anyone acting on their behalf is currently involved, directly or indirectly, in any activity which is intended to, nor for so long as this Agreement is in effect, shall the Company, any Stockholder or anyone acting on their behalf, directly or indirectly, (a) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than Buyer or its Affiliates (collectively “Excluded Persons”), or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Business, any of the Company’s assets (other than Inventory in the ordinary course of business), the Shares or any capital stock or other securities of the Company, whether such transaction takes the form of a sale of stock, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise or any joint venture or partnership or (b) otherwise solicit, initiate or encourage the submission (or attempt to submit) of any inquiry or proposal contemplating the sale of all or any part of the Business, the sale of the Company’s assets (other than Inventory in the ordinary course of business), the Shares or any capital stock, membership interests or other securities of the Company, whether such transaction takes the form of a sale of equity, assets, merger, consolidation or otherwise, or issuance of debt securities or making of a loan or any joint venture or partnership or (iii) consummate any such transaction or accept any offer or agree to engage in any such transaction. The Company or Stockholders shall promptly (within 24 hours) communicate to Buyer the terms of any proposal, contract or sale which it may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to Buyer. The notice of the Company and each Stockholder under this Section 7.4 shall include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as Buyer may reasonably request.
     7.5 280G. Prior to the Closing Date, the Company shall submit to a stockholder vote or consent the rights of Michael DiNanno, Curt Roe, Ronald Romanski, Susan Hamilton, William Zielinski, Larry Soehrman and Thomas Moran to receive any and all payments pursuant to the Stay Bonus Agreements to the extent necessary so that no such payment shall be an “excess parachute payment” under Section 280G(b) of the Code , in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. Such vote shall establish each above-identified individual’s right to the payment or other compensation pursuant to his or her applicable Stay Bonus Agreement. In addition, in connection with the vote or consent described in this Section 7.5, the Company shall provide adequate disclosure to all stockholders entitled to vote or consent of all material facts concerning all payments that, but for such vote or consent, could be deemed “excess parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the regulations promulgated thereunder. At least two (2) weeks prior to the Closing Date, the Company shall provide Parent with a draft of all documents related to the foregoing stockholder vote or consent, including any disclosure documents and “disqualified individual” waivers. The Company shall incorporate into such documents any reasonable comments that are timely provided by Parent.
ARTICLE VIII COVENANTS OF THE COMPANY AND THE STOCKHOLDERS
     The Company and each Stockholder who is a party hereto, severally and not jointly, covenant and agree that:
     8.1 Confidentiality. Except as otherwise required by law, prior to and after the Closing, neither the Company nor any Stockholder shall, without the prior written consent of Buyer, or a person authorized thereby, disclose to any other Person or use (whether for the account of the Company or such Stockholder or any other party) any confidential information or proprietary work product of Parent, Buyer or the Company or any client of Parent, Buyer or the Company. In the event the Company or any Stockholder believes that it is required to disclose any such confidential information pursuant to applicable Laws, the Company or such Stockholder shall give timely written notice to Parent so that Parent may have an opportunity to obtain a protective order or other appropriate relief. The Company and such Stockholder shall cooperate fully in any such action by Parent.
     8.2 Injunctive Relief. If the Company or any Stockholder breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 8.1 or Exhibit G hereto (the

“Restrictive Covenants”), Buyer shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer by agreement (including those set forth in Section 11.1 hereof), under law or in equity:
          (a) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and that monetary damages will not provide adequate remedy to Buyer; and
          (b) The right and remedy to require the Company and such Stockholder, severally and not jointly, (i) to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by the Company, such Stockholder or any associated party as the result of any such breach; and (ii) to indemnify Buyer and Parent against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.
     8.3 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent as promptly as practicable hereafter.
ARTICLE IX COVENANTS OF ALL PARTIES HERETO
     The parties hereto covenant and agree that:
     9.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company as reasonably requested by Buyer, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement in order to transfer the Shares to Buyer and to vest in Buyer good, valid and marketable title to the Shares, free and clear of all Liens. Notwithstanding anything to the contrary in this Agreement, and except as provided in the last sentence of Section 9.2(c), neither Buyer nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any Company Consent, waiver or approval.
     9.2 HSR Act Filing.
          (a) The Company shall give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of any Authority required under the HSR Act or similar state Law. The Company shall coordinate and cooperate with Buyer in exchanging such information and assistance as Buyer may reasonably request in connection with all of the foregoing. In furtherance and not in limitation of the foregoing, the Company agrees: (i) to supply as promptly as practicable any additional information and documentary material that may be requested by the applicable Authority pursuant to the HSR Act; (ii) to use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in order to effect a Closing as soon as practicable; and (iii) file any required HSR Act filing within five (5) days of the execution of this Agreement.
          (b) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 9.2 shall require, or be deemed to require: (i) Buyer or the Company (or any of their respective Affiliates) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Affiliates’) business in any specified manner) in order to obtain clearance of the transaction contemplated by this Agreement from the United States Department of Justice, the Federal Trade Commission or any state Governmental Authority under the HSR Act or any state Law, or (ii) Buyer to waive any of the conditions to Closing set forth in this Agreement.
          (c) The Company shall, in connection with the efforts referenced in Section 9.2(a) (including the original filing and any second request), use its commercially reasonable efforts to: (i) cooperate in all respects with Buyer in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform Buyer of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Bureau of Competition of the Federal Trade Commission or any other Authority and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with Buyer in advance of any meeting or conference with any such Authority or, in connection with any proceeding by a private party, with any such other Person, and to the extent permitted by any such Authority or other Person, give Buyer the opportunity to attend and participate in such meetings and conferences. All fees and expenses associated with the filing under the HSR Act shall be borne by the Buyer.
          (d) In furtherance and not in limitation of the covenants of the Company and the Stockholders contained in this Section 9.2, if any objections are asserted by any Authority or any third party with respect to the transactions contemplated hereby under any Law, then the Company shall use its commercially reasonable efforts to resolve any such objections so as to permit the consummation of the transactions contemplated by this Agreement.
     9.3 Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party to this Agreement or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, neither the Company nor any Stockholder nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder or by any Additional Agreement at any time prior to the

Closing, regardless of whether the Closing takes place, except as required by Law or under the advice of their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the Company to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other party and their respective legal counsel on a confidential basis except as required by Law or under the advice of their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.
     9.4 Tax Matters.
          (a) The Company shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company required to be filed by the Company before the Closing Date, and the Company shall timely pay the Tax shown to be due thereon. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the preceding taxable periods, unless otherwise required by Law, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Buyer, which consent shall not unreasonably be withheld, delayed or conditioned. The Company shall give a copy of each such Tax Return to the Buyer with sufficient time for its review and comment prior to filing (taking into account the due date of the Tax Return). The Company shall consider in good faith any reasonable comments by the Buyer prior to the timely filing of such Tax Returns, provided that such comments have been delivered promptly enough to provide the Company with sufficient time to review them and make any changes prior to the timely filing of the Tax Returns.
          (b) The Representative shall prepare (or cause to be prepared) at the Representative’s expense all Tax Returns of the Company required to be filed by the Company on or after the Closing Date with respect to any taxable period of the Company that ended on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the preceding taxable periods, unless otherwise required by Law, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of Buyer, which consent shall not unreasonably be withheld, delayed or conditioned. The Representative shall give a draft of such Tax Return to Buyer with sufficient time for its review and comment at least 30 days prior to filing or such shorter period as is required to facilitate the timely filing of such Tax Return. Buyer shall provide any comments in writing, specifying with particularity any such item to which Buyer objects and stating the specific factual or legal basis for any such objection to the Representative, as promptly as possible, but in no event later than 10 days after receiving such draft of such Tax Return or such shorter period as is required to facilitate the timely filing of such Tax Return. Buyer’s failure to notify the Representative of any such objection prior to the end of the applicable review period shall indicate its concurrence with such draft of such Tax Return. The Representative and Buyer shall attempt to resolve in good faith any dispute with respect to the preparation of such Tax Return prior to the due date of such Tax Return. In the event that the Representative and Buyer are unable to resolve any dispute within the applicable review period, the Representative and Buyer shall submit the matter to the Independent Accountant to resolve the dispute in accordance with the procedures set forth in Section 3.6(b)(iii) as promptly as possible (and the determination of the Independent Accountant shall be final and binding on the parties hereto); provided, however, that Buyer shall be entitled to file, or cause to be filed, the applicable Tax Return as prepared by Buyer to avoid a late filing of such Tax Return, subject to amending such Tax Return upon the final determination by the Independent Accountant, if necessary. The Company shall timely file such Tax Return and pay any Tax shown thereon to be due. The Stockholders severally and not jointly shall indemnify Buyer to the extent required by Section 11.1.
          (c) The Company shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company required to be filed by the Company with respect to a Straddle Period. Any such Tax Return for a Straddle Period shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the preceding taxable periods, unless otherwise required by Law, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Representative, which consent shall not unreasonably be withheld, delayed or conditioned. Buyer shall give a draft of such Tax Return to the Representative with sufficient time for its review and comment at least 30 days prior to filing or such shorter period as is required to facilitate the timely filing of such Tax Return. The Representative shall provide any comments in writing, specifying with particularity any such item to which the Representative objects and stating the specific factual or legal basis for any such objection to Buyer, as promptly as possible, but in no event later than 10 days after receiving such draft of such Tax Return or such shorter period as is required to facilitate the timely filing of such Tax Return. The Representative’s failure to notify Buyer of any such objection prior to the end of the applicable review period shall indicate its concurrence with such draft of such Tax Return prior to the date of such Tax Return. The Representative and Buyer shall attempt to resolve in good faith any dispute with respect to the preparation of such Tax Return. In the event that the Representative and Buyer are unable to resolve any dispute within the applicable review period, the Representative and Buyer shall submit the matter to the Independent Accountant to resolve the dispute in accordance with the procedures set forth in Section 3.6(b)(iii) as promptly as possible (and the determination of the Independent Accountant shall be final and binding on the parties hereto); provided, however, that Buyer shall be entitled to file, or cause to be filed, the applicable Tax Return as prepared by Buyer to avoid a late filing of such Tax Return, subject to amending such Tax Return upon the final determination by the Independent Accountant, if necessary. The Company shall timely pay the Taxes shown to be due on such Tax Returns. The Stockholders severally and not jointly shall indemnify Buyer to the extent required by Section 11.1.
          (d) Buyer shall retain (or cause the Company to retain) all Books and Records with respect to Tax matters of the Company for Pre-Closing Periods for at least five (5) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company with any Taxing Authority.
          (e) After the Closing, in connection with the preparation of Tax Returns or any Action relating to the Tax liabilities imposed on the Company, Buyer and the Company, on the one hand, and the Stockholders, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Each Stockholder shall, within 10 days of Buyer’s request therefor, deliver any information related to such Stockholder that is required to be reported by either Buyer or the Company pursuant to Section 6043A of the Code.
          (f) For purposes of this Agreement, the portion of Tax of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 9.4(f). The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, value added, franchise (to the extent that such franchise tax is measured by one of the other methods listed in this clause (a)), withholding, employment, social security, workers compensation, unemployment compensation, payroll, transfer, excise (to the extent that such excise tax is imposed on a transaction), import, occupancy, recording, minimum, alternative minimum, stamp, severance, custom, duty, environmental or estimated tax, and any other Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date; and (b) in the case of any other Taxes be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period. The balance of the Tax for the Straddle Period shall be attributable to a Post-Closing Straddle Period. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period and the Post-Closing Straddle Period will be determined based on the foregoing and based on the manner in which the actual Tax liability for the entire Straddle Period is determined. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period”, a “tax period”, or a “taxable period” means such accounting period and not such Privilege Period. The Stockholders will be severally and not jointly liable for the payment of all Taxes of the Company that are attributable to any Pre-Closing Tax Period or any Pre-Closing Straddle Period whether or not shown on any original Tax Return or amended Tax Returns for the period referred to therein.
          (g) After the Closing, unless otherwise required by Law and unless carrying back any tax attribute or credit generated after the Closing Date, the Company may not (and Buyer shall not cause the Company to) amend any Tax Return of the Company for any taxable period ending on or before the Closing Date, without the prior written consent of the Representative, which consent shall not unreasonably be withheld, delayed or conditioned.
          (h) Except with respect to any refund of Taxes or Tax credit arising from, or attributable to, losses, deductions, credits, expenses or other Tax items or attributes arising from,

or attributable to, the operations of Buyer or the Company after the Closing or with respect to amounts for which the Stockholders are not liable to indemnify the Buyer Indemnified Parties under the covenant in Section 11.1(a)(v), the Company shall pay to the Representative the amount of any Tax refund received or Tax credit realized by the Company with respect to a Pre-Closing Period, net of any reasonable out-of-pocket expense incurred by Buyer or the Company in obtaining such Tax refund or Tax credit (reduced by any Tax benefit from such expense) and any net Tax incurred by Buyer or the Company as a result of such Tax refund or Tax credit, within 10 days after such receipt of realization. With such payment, the Company shall provide the Representative with a statement showing the computation of such amount in reasonable detail but in no event shall the Company be required to provide any confidential information with respect to such statement. The Representation shall pay such amount to the Stockholders pro rata in proportion to their respective percentages set forth on Schedule I. In the event that any portion of any amount paid pursuant to this Section 9.4(h) to the Representative shall subsequently be challenged successfully by any Taxing Authority, the Stockholders severally and not jointly shall be obligated to repay to Buyer the portion of such amount successfully challenged, together with any interest and penalty imposed thereon, net of any reasonable out-of-pocket expense incurred by the Stockholders or the Representative in connection with such challenge by the Stockholders as a result of such successful challenge.
          (i) Buyer agrees to file, at the Stockholders’ expense, any claims for refund or amended Tax Returns for the Company with respect to a taxable period of the Company ended on or before the Closing Date as prepared by the Representative in accordance with Section 9.4(b), unless such claim for refund or amendment could reasonably be expected to adversely affect Buyer, the Company or their Affiliates with respect to any taxable period ending after the Closing Date.
          (j) To the extent the provisions of this Section 9.4(j) are inconsistent with the provisions of Section 11.3, the provisions of Section 9.4(j) shall control.
          (i) The Representative shall have the right (but not the duty), at the Stockholders’ expense, to represent the interests of the Company before the relevant Authority in connection with any Action that relates solely to Taxes of the Company in one or more Pre-Closing Periods, including responding to inquiries, preparing Tax Returns, handling audits, defending Tax positions, contesting proposed assessments and resolving any Tax liability or adjustment in Taxes with respect thereto, and to control such Action on behalf of the Company with such counsel as may be selected by the Representative; provided, however, that the Representative may not settle or compromise any item with respect to such Action, which settlement or compromise could reasonably be expected to affect the Tax liability of the Company in a period ending after the Closing Date without the prior written consent of the Company, which consent shall not unreasonably be withheld, delayed or conditioned. Buyer shall have the right (but not the duty) to participate in (but not control) such Action and employ counsel separate from the Representative, at Buyer’s own expense. The Representative shall keep Buyer informed with respect to the commencement, status and nature of any such Action, and will, in good faith, allow Buyer to consult with it regarding the conduct of or positions taken in any such Action.

          (ii) Except as provided in Section 9.4(j)(i) above, Buyer shall have the right to represent the interests of the Company before the relevant Authority in connection with any Action that relates to Taxes of the Company, and to control such Action on behalf of the Company with such counsel as may be selected by Buyer. If the Stockholders may be required to indemnify a Buyer Indemnitee pursuant to Section 11.1 with respect to any item with respect to such Action, then (A) the Representative shall have the right (but not the duty) to participate in (but not control) such Action and employ counsel separate from Buyer, at the expense of the Stockholders, (B) Buyer may not settle or compromise any item for which the Stockholders may be required to indemnify without the prior written consent of the Representative, which consent shall not unreasonably be withheld, delayed or conditioned, and (C) Buyer shall keep the Representative informed with respect to the commencement, status and nature of any such Action, and will, in good faith, allow the Representative to consult with it regarding the conduct of or positions taken in any such Action.
ARTICLE X CONDITIONS TO CLOSING
     10.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions: (a) no provision of any applicable Law, and no Order shall prohibit, delay or impose any condition on the consummation of the transactions contemplated by this Agreement or have the effect of making them illegal and no Action seeking to impose such an Order shall be pending, and (b) there shall not be pending or threatened any Action brought by a third-party to enjoin, delay or otherwise restrict the consummation of the Closing.
     10.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, or the waiver at Buyer’s sole and absolute discretion, of all the following further conditions:
          (a) The Company and the Stockholders who are a party hereto shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date.
          (b) (i) The representations and warranties contained in Section 4.1 (Authorization), Section 4.3 (Non-Contravention), Section 4.4 (Shares), Section 5.2 (Authorization), Section 5.14(a) (Absence of Certain Changes) and Section 5.34 (Finders’ Fees) shall be true and correct in all respects when made and as of the Effective Time, (ii) the representations and warranties of the Company contained in Section 5.5 shall be true and correct in all respects (except for any de minimis inaccuracies therein) both when made and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company.
          (c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect.
          (d) Buyer shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company attesting to the matters set forth in clauses (a) through (c) of this Section 10.2.
          (e) The Company, the Stockholders, the Representative and any applicable third parties (including the Indemnity Escrow Agent and the Working Capital Escrow Agent) shall have executed and delivered to Buyer all of the Additional Agreements to which they are a party, and the same shall be in full force and effect (except for any Stay Bonus Agreement that is not in effect because the payments under such Stay Bonus Agreement were not approved by the stockholders in accordance with Code Section 280G(b)(5)(B) after being submitted to a stockholder vote in full compliance with Section 7.5 hereof).
          (f) No Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Buyer of any of the Shares or the effective operation of the Business by the Company after the Closing Date.
          (g) Buyer shall have received all documents it may request relating to the existence of the Company and the authority of the Company to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Buyer and its legal counsel, including (i) a copy of the certificate of incorporation of the Company certified as of a recent date by the Secretary of State of its jurisdiction of organization, (ii) copies of the Company’s bylaws as effective on the date hereof; (iii) copies of resolutions duly adopted by the Board of Directors of the Company and by the vote or consent of the Company’s stockholders authorizing this Agreement, the Additional Agreements and the transaction contemplated hereby and thereby, (iv) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (v) a recent good standing certificate regarding the Company from the office of the Secretary of State of the State of Delaware and each other jurisdiction in which the Company is qualified to do business.
          (h) Buyer shall have received from Stockholders certificates representing no less than 90% of the issued and outstanding Shares, duly endorsed in blank by the applicable Stockholders or accompanied by stock powers duly executed in blank by the applicable Stockholders, with all necessary transfer Tax and other revenue stamps, acquired at each such Stockholder’s expense, affixed.
          (i) Buyer shall have received the original organizational record books, minute books, stock ledgers, stock transfer books and corporate seal of the Company.

          (j) Buyer shall have received copies of all Company Consents, in form and substance reasonably satisfactory to Buyer, and no such Company Consent shall have been revoked.
          (k) Buyer shall have received copies of all consents required from any Authority with respect to the transactions contemplated by this Agreement.
          (l) Each director of the Company listed on Schedule 10.2(l) shall have delivered his resignation as such.
          (m) Buyer shall have received from each Stockholder a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, in the form attached hereto as Exhibit I.
          (n) All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and clearance of the transactions contemplated by this Agreement shall have been provided, as applicable, from the United States Department of Justice, the Federal Trade Commission or any state Governmental Authority under the HSR Act or any state Law.
          (o) At the Effective Time, (i) any right to purchase any Shares shall be cancelled without any payment made to the holder thereof and without the Company, Parent or Buyer incurring any liability therefor, (ii) any right to require the Company to sell shares of its capital stock, or any security or instrument directly or indirectly convertible into shares of its capital stock, or pay any consideration in lieu of such sale or to require the Company to purchase shares of its capital stock, or any security or instrument convertible into shares of its capital stock, or any consideration in lieu of such purchase shall be cancelled without any payment made to the holder of such and without any liability to the Company, Parent or Buyer.
          (p) Buyer shall have received estoppel certificates, waivers, collateral access agreements and non-disturbance agreements relating to the Leased Real Property identified on Schedule 10.2(p), each in a form reasonably acceptable to Buyer and its lenders, and in each case to the extent required by Buyer’s lenders.
          (q) Buyer shall have received an ALTA Owners Policy of Title Insurance for each Owned Real Property (collectively, the “Policies”) from a title company reasonably acceptable to Buyer (the “Title Company”) or a binding undertaking from the Title Company to issue such Policy, insuring, in an amount reasonably determined by Buyer, that the Company has good, valid, marketable fee simple title to such Owned Real Property. The Policies will contain no exceptions other than the Permitted Liens and will insure fee simple title to the Owned Real Property in the Company with such affirmative endorsements as may be requested by Buyer. The cost of the preliminary title report, the premium and any endorsements charged by the Title Company will be paid by Buyer. Notwithstanding the foregoing, Buyer’s failure or unwillingness to pay the additional premium associated with a title policy which does not contain the so-called “standard exceptions” shall not constitute a failure of the condition to closing provided by this Section 10.2(q).

          (r) Buyer has received, at Buyer’s sole cost and expense, a current survey of each Owned Real Property, prepared by a licensed surveyor and conforming to current ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys in form and substance acceptable to Buyer and sufficient to enable the Title Company to delete the so-called “standard exceptions” for matters disclosed by an accurate survey (the “Survey”). Such Survey will be delivered to Buyer at the Closing and will not disclose any survey defect or encroachment from or onto the Owned Real Property, other than Permitted Liens, that has not been cured or insured to Buyer’s reasonable satisfaction.
          (s) Buyer shall have received payoff letters and appropriate termination statements under the UCC and other instruments as may be requested by Buyer to extinguish all Indebtedness of the Company identified on Schedule 10.2(s) and all security interests related thereto to the extent directed by Buyer or its lenders.
          (t) There shall be Final Cash in an amount equal to or greater than Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000).
     10.3 Conditions to Obligations of the Company and Stockholders. The obligation of the Company and Stockholders to consummate the Closing is subject to the satisfaction, or the waiver at the Representative’s discretion, of all the following further conditions:
          (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) all of the representations and warranties of Buyer set forth herein shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) both when made and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on Buyer and (iii) the Stockholders shall have received a certificate signed by an authorized officer of Buyer attesting to the matters set forth in this Section 10.3(a).
          (b) Buyer shall have entered into and delivered a counterpart page of each Additional Agreement to which it is a party.
ARTICLE XI INDEMNIFICATION
     11.1 Indemnification of Buyer.
          (a) The Stockholders hereby agree to severally and not jointly indemnify and hold harmless Buyer (and after Closing the Company), and each of their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents, permitted assignees and Affiliates (the “Buyer Indemnitees”), against and in respect of Losses incurred or sustained by any Buyer Indemnitee as a result of or in connection with the following, to the extent they have not already reduced the Purchase Price pursuant to Section 3.6:
          (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations or warranties of the Company or such Stockholder contained herein or any certificate or other writing delivered pursuant hereto (determined in each case without regard to any qualification with respect to materiality or Material Adverse Effect);
          (ii) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the covenants of the Company or such Stockholder contained herein or any certificate or other writing delivered pursuant hereto;
          (iii) any Actions by any third parties with respect to the Business for any period prior to the Closing Date, to the extent any such Action would constitute a breach of a representation or warranty given in Article IV or Article V;
          (iv) the violation of any Laws in connection with or with respect to the operation of the Business prior to the Closing Date, to the extent any such violation would constitute a breach of a representation or warranty given in Article IV or Article V;
          (v) any Taxes of the Company attributable to any Pre-Closing Period; provided, however, that to the extent that, pursuant to Section 9.4(b) or (c), the amount of Tax shown on the Tax Return as initially filed by the Company differs from the amount of Tax shown on the Tax Return as amended to reflect any determination by the Independent Accountant, any decrease in the amount of Tax shown on such amended Tax Return, to the extent previously paid by the Stockholders pursuant to this Section 11.1, shall be paid by Buyer to the Representative within 10 days of the determination by the Independent Accountant; and provided, further, that the Stockholders’ indemnification obligations under Section 11.1 shall not apply to any amount of decrease in Tax liability in connection with any such amendment to the Tax Return, or any item giving rise to, or resulting in such decrease, unless and until any Taxing Authority assesses any Tax with respect to such item or position;
          (vi) any claims by any employee of the Company with respect to any period or event occurring on or prior to the Closing Date, to the extent any such claim would constitute a breach of a representation or warranty given in Article IV or Article V;
          (vii) any Indebtedness (other than the Revenue Bonds and the Interest Rate Swap Transaction, effective April 1, 2008, between the Company and JPMorgan Chase Bank, N.A. related thereto ) of the Company or Selling Expenses not fully paid prior to the Closing or not included in the computation of Purchase Price; and
          (viii) any breach, or alleged breach, of fiduciary duty owed to the Company or the Stockholders in connection with the approval or consummation of the transactions contemplated by this Agreement.
          (b) The total payments made by all Stockholders to the Buyer Indemnitees pursuant to Section 11.1(a) shall not exceed, in the aggregate, the Escrow Amount (the “Indemnifiable Loss Limit”), except that the Indemnifiable Loss Limit shall not apply to any breach of the Fundamental Representations or Section 5.29(l) or with respect to any Losses related to or arising under or in connection with Sections 11.1(a)(ii), 11.1(a)(v), 11.1(a)(vii) or 11.1(a)(viii).
          (c) No Buyer Indemnitee shall be entitled to indemnification pursuant to this Section 11.1 unless and until the aggregate amount of Losses to all Buyer Indemnitees equals at least $150,000 (the “Basket”), at which time, subject to Section 11.1(b), the Buyer Indemnitees shall be entitled to indemnification for the total amount of such Losses without regard to the Basket; provided, that, the Basket shall not apply to the Fundamental Representations or Section 5.29(l) or with respect to any Losses related to or arising under or in connection with Sections 11.1(a)(ii), 11.1(a)(v), 11.1(a)(vii) and 11.1(a)(viii).
          (d) The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed. Notwithstanding anything set forth in this Section 11.1, (i) any amounts recovered under Section 8.2(b), and (ii) any Losses incurred by any Buyer Indemnitee arising out of the failure of any Stockholder to perform any covenant or obligation to be performed by him or it at or after the Closing Date, shall not, in any such case, be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively.
     11.2 Indemnification of Stockholders. Buyer hereby agrees to indemnify and hold harmless each Stockholder and each of its respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents, permitted assignees and Affiliates (the “Stockholder Indemnitees”) against and in respect of any Losses incurred or sustained by any Stockholder Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Buyer contained herein. The total payments made by Buyer to the Stockholder Indemnitees with respect to Losses shall not exceed the Indemnifiable Loss Limit; provided, however, the Stockholder Indemnitees shall not be entitled to indemnification pursuant to this Section 11.2 unless and until the aggregate amount of Losses to the Stockholder Indemnitees equals at least the Basket, at which time, subject to the Indemnifiable Loss Limit, the Stockholder Indemnitees shall be entitled to indemnification for the total amount of such Losses without regard to the Basket. Notwithstanding anything set forth in this Section 11.2, any Losses incurred by any Stockholder Indemnitee arising out of the failure of Buyer to perform any covenant or obligation to be performed by it at or after the Closing Date including payment of the Purchase Price, shall not be subject to or applied against the Indemnifiable Loss Limit or the Basket, respectively.
     11.3 Procedure. The following shall apply with respect to all claims by either a Buyer Indemnitee or a Stockholder Indemnitee (together, “Indemnified Party”) for indemnification:
          (a) An Indemnified Party shall give the Representative (as agent for Stockholders) or Buyer, as applicable, prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of Stockholders or Buyer, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.
          (b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 11.1 or 11.2 are applicable to such Action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.
          (c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b)(ii), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.
          (d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b)(ii), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party, or (iii) if such Third

Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.
          (e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 11.1 or 11.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts, or (iv) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party.
          (f) In the case of any amount payable to a Buyer Indemnitee, such amount, (x) if the Indemnifiable Loss Limit applies to the Loss associated therewith, shall be satisfied, subject to the provisions of the Escrow Agreement, solely from the Indemnity Escrow Amount, and (y) if the Indemnifiable Loss Limit does not apply to the Loss associated therewith, shall first be satisfied, subject to the provisions of the Escrow Agreement, from the Indemnity Escrow Amount until such amount has been exhausted.
     11.4 Periodic Payments. Any indemnification required by Section 11.1 or 11.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.
     11.5 Right of Set Off. In the event that Parent or Buyer is entitled to any indemnification pursuant to this Article XI, Parent or Buyer shall be entitled to set off any amounts owed to Stockholders pursuant to Section 11.2 and/or against the amount of such indemnification. Any such set-off will be treated as an adjustment to the Purchase Price.
     11.6 Payment of Indemnification. In the event that Parent or Buyer is entitled to any indemnification pursuant to this Article and Parent or Buyer is unable to set off such indemnification pursuant to Section 11.5 and the amount of the indemnification to which the

Parent or Buyer is entitled pursuant to this Article XI is greater than the Escrow Amount, Stockholders shall severally, in accordance with the percentages provided on Schedule I, and not jointly pay the amount of the indemnification in cash. Notwithstanding anything contained in this Agreement to the contrary, indemnification for breaches of the representations contained in Article IV of this Agreement may only be obtained from the Stockholder or Stockholder who breached such representations and warranties. Any payments pursuant to this Article XI will be treated as an adjustment to the Purchase Price, unless otherwise required by Law.
     11.7 Insurance and Tax. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received and shall be net of any reduction in Taxes paid by the Company or Buyer to the extent the claim for which indemnification is sought gives rise to a deduction, amortizable amount or credit. For purposes of determining whether the Company or Buyer has received any Tax benefit during any taxable year, any item of deduction or credit resulting from such claim for indemnification shall be treated as the last item of deduction or credit.
     11.8 Survival of Indemnification Rights. Except for (i) the representations and warranties in 3.20 (Compliance with Laws), 5.29 (Employment Matters), 5.31 (Tax Matters) and 5.33 (Environmental Laws), which shall survive until sixty (60) days after the expiration of the statue of limitations with respect thereto (including any extensions and waivers thereof), and (ii) the Fundamental Representations, which shall survive indefinitely, the representations and warranties of the Company, Stockholders and Buyer shall survive until the twenty-four (24) month anniversary of the Closing.
     11.9 Exclusive Remedy. The sole and exclusive monetary remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement (other than in respect of fraud, for which the following limitation will not apply), or any covenant or agreement to be performed on or prior to the Closing Date, shall be indemnification in accordance with this Article XI.
ARTICLE XII DISPUTE RESOLUTION
     12.1 Litigation. The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois and courts of the State of Illinois located in Cook County with respect to any claim, action, suit or other proceeding arising out of or relating to this Agreement and do hereby unconditionally and irrevocably waive any right to contest venue in said courts or to claim that said courts constitute an inconvenient forum.
     12.2 Waiver of Jury Trial; Exemplary Damages.
          (a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

          (b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.
ARTICLE XIII TERMINATION
     13.1 Termination Without Default; Expenses.
          (a) In the event that the Closing of the transactions contemplated hereunder has not occurred by July 2, 2011 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Buyer or the Representative (as agent for Stockholders) shall have the right, at its sole option, to terminate this Agreement without liability to the other parties hereto. Such right may be exercised by Buyer or the Representative, as the case may be, giving written notice to the other at any time after the Outside Closing Date.
          (b) In the event this Agreement is terminated pursuant to this Section 13.1, each party shall bear its own expenses incurred in connection with this Agreement.
     13.2 Termination Upon Default.
          (a) Buyer may terminate this Agreement by giving notice to the Representative on or prior to the Closing Date, without prejudice to any rights or obligations Buyer may have, if the Company or any Stockholder shall have materially breached or failed to perform any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by the Company or Representative of a notice describing in reasonable detail the nature of such breach, or if any condition that must be met by the Company or any Stockholder becomes impossible to fulfill;
          (b) The Representative may terminate this Agreement by giving notice to Buyer, without prejudice to any rights or obligations the Company or Stockholders may have, on or prior to the Closing Date if Buyer shall have materially breached or failed to perform any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by Buyer of a notice describing in reasonable detail the nature of such breach, or if any condition that must be met by Buyer becomes impossible to fulfill.
          (c) In the event this Agreement is terminated by Buyer pursuant to Section 13.2(a), Company shall be responsible for paying all of its own expenses and those of Buyer incurred in connection with this Agreement.

          (d) In the event this Agreement is terminated by the Representative pursuant to Section 13.2(b), Buyer shall be responsible for paying all of its own expenses and those of the Company and Stockholders incurred in connection with this Agreement (provided, however, such expenses of the Company and Stockholders shall be limited to reasonable attorney’s fees of one counsel).
     13.3 Survival. The provisions of Section 9.3, as well as Article XIV, shall survive any termination hereof pursuant to this Article XIII.
ARTICLE XIV MISCELLANEOUS
     14.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; (c) five days after mailing by certified or registered mail, return receipt requested; or (d) one day after having been dispatched by a nationally recognized overnight courier service. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:
if to Buyer, the Parent or the Company (following the Closing), to:
Olympic Steel, Inc.
5096 Richmond Road
Bedford Heights, Ohio 44146
Attention: Michael D. Siegal
Telecopy: (216) 292-3974
with a copy to (which shall not constitute notice):
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: James P. Dougherty, Esq.
Telecopy: (216) 579-0212
if to any Stockholder, the Representative or the Company (prior to the Closing), to the Representative:
c/o Chicago Tube & Iron Company
One Chicago Tube Drive
Romeoville, Illinois 60446
Attention: Donald R. McNeeley, Jr.
Telecopy: (815) 588-3958
with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Lloyd L. Rothenberg, Esq.
Telecopy:(212) 656-1076
     14.2 Amendments; No Waivers; Remedies.
          (a) This Agreement cannot be amended, except by a writing signed by each party (provided that the Representative may sign any such amendment on behalf of each Stockholder), or terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.
          (b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.
          (c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.
          (d) Notwithstanding anything else contained herein, neither party shall seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith (other than punitive or exemplary damages awarded in connection with a Third-Party Claim).
     14.3 Arms-Length Bargaining. This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists.
     14.4 Publicity. Except as required by law or the applicable rules of any stock exchange on which Buyer or its Affiliates lists securities, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto, which approval will not be unreasonably withheld or delayed.

     14.5 Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.
     14.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. Notwithstanding the previous sentence, Buyer may without the consent of the Representative, assign its rights under this Agreement to (a) any lender of Buyer or to any Affiliate of Buyer or (b) any purchaser of substantially all of the assets or business of the Company.
     14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.
     14.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.
     14.9 Entire Agreement. This Agreement, together with the Additional Agreements, and the Mutual Nondisclosure and Confidentiality Agreement, dated September 16, 2010, between Parent and the Company, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein and therein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, warranty or agreement of any person in entering into this Agreement, prior or contemporaneous or any Additional Agreement, except those expressly stated herein or therein.
     14.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.
     14.11 Construction of Certain Terms and References; Captions. In this Agreement:
          (a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

          (b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.
          (c) The word “amended” means amended, restated, supplemented or otherwise modified and the word “amendment” has correlative meaning. Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under GAAP.
          (d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.
          (e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.
          (f) Captions are not a part of this Agreement, but are included for convenience, only.
          (g) For the avoidance of any doubt, all references in this Agreement to “the knowledge of the Company”, “knowingly” (when used with respect to the Company) or similar terms shall mean the actual knowledge of McNeeley, Haigh and Michael DiNanno.
          (h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     14.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.
     14.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto, except that a Representative pursuant to Section 14.14 may enforce any right assigned to such assignee.
     14.14 Stockholders’ Representative.

          (a) Each Stockholder who is a party to this Agreement hereby appoints McNeeley as such Stockholder’s representative to act as Representative for all purposes of this Agreement, the Indemnity Escrow Agreement, the Working Capital Escrow Agreement and the transactions contemplated hereby and thereby, with the right, in such capacity, in his discretion, to do any and all things and to execute any and all documents in such Stockholder’s place and stead, in any way which such Stockholder could do if personally present, in connection with this Agreement, the Indemnity Escrow Agreement, the Working Capital Escrow Agreement and the transactions contemplated thereby, including the authority on behalf of such Stockholder, without giving notice to such Stockholder, to take any of the following actions:
          (i) to accept on such Stockholder’s behalf any amount payable to such Stockholder under this Agreement, the Indemnity Escrow Agreement or the Working Capital Escrow Agreement;
          (ii) to negotiate and otherwise deal with Buyer and Parent, in all respects including with respect to the working capital and any other adjustments;
          (iii) to accept and give service of process and all other notices and other communications relating to this Agreement, the Indemnity Escrow Agreement or the Working Capital Escrow Agreement;
          (iv) to settle any dispute relating to the terms of this Agreement, the Indemnity Escrow Agreement or the Working Capital Escrow Agreement;
          (v) to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Agreement and power-of-attorney; and
          (vi) to act in connection with all matters relating to this Agreement, the Indemnity Escrow Agreement, the Working Capital Escrow Agreement and the transactions contemplated thereby, including the power to employ auditors, attorneys and other Persons in connection therewith.
          (b) Each Stockholder further agrees, as follows:
          (i) Such Stockholder recognizes the inherent conflict of interest of McNeeley as the Representative and as a continuing employee of Buyer and party to the McNeeley Purchase Agreement and waives any claims with respect thereto;
          (ii) the Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of his willful misconduct, (C) may act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or under any other related agreement or document believed by him to be authorized has been authorized to do so (D) shall not be responsible for the investment of any payments received from Parent for the benefit of Stockholders, and (E) shall be promptly reimbursed by Stockholders, pro rata for out-of-

pocket expenses incurred by him in his capacity of Representative, and such expenses shall first be satisfied from any Closing Payment paid by Parent and received by the Representative for the benefit of Stockholders, prior to distribution of such payments to Stockholders; and
          (iii) If McNeeley is unable to serve or resigns as the Representative, Stockholders may appoint from among their ranks a substitute Representative to replace McNeeley, which individual shall have all the powers and authority granted to McNeeley by this Section 14.14. Buyer shall accept such substitute Representative without objection; provided, however, that McNeeley shall continue to serve as the Representative until such substitute Representative has been appointed by Stockholders.
          (c) At and after Closing, Buyer shall be entitled to deal exclusively with Representative on all matters relating to this Agreement, the Indemnity Escrow Agreement, the Working Capital Escrow Agreement and the transactions contemplated hereby involving the Stockholders who are a party hereto, or any of them, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any statements made by the Representative or documents executed or purported to be executed on behalf of such Stockholders by the Representative, and on any other action taken or purported to be taken on behalf of such Stockholders by the Representative including the appropriate communication or delivery to such Stockholders.
[The remainder of this page intentionally left blank; signature pages to follow]

     IN WITNESS WHEREOF, Parent, Buyer and the Company have caused this Agreement to be duly executed by their respective authorized officers and Stockholders have executed this Agreement as of the day and year first above written.

BUYER: OLYAC II, INC.
By:	/s/ Richard T. Marabito
	Name:	Richard T. Marabito
	Title:	CFO

PARENT: OLYMPIC STEEL, INC.
By:	/s/ Richard T. Marabito
Name: Richard T. Marabito
	Title:	CFO

COMPANY: CHICAGO TUBE AND IRON COMPANY
By:	/s/ Donald R. McNeeley, Jr.
Name: Donald R. McNeeley, Jr.
	Title:	President

REPRESENTATIVE:
/s/ Donald R. McNeeley, Jr.
Donald R. McNeeley, Jr., as
Representative

STOCKHOLDERS:

Frederick Axley *

Stephen A. Eckert *

*	signature to be requested prior to Closing
[Signature Page to Agreement and Plan of Merger]

/s/ Robert B. Haigh
Robert B. Haigh, as Trustee of the Robert
B. Haigh Trust, Dated April 18, 1980

Linda Reed *

/s/ Donald R. McNeeley, Jr.
Donald R. McNeeley, Jr., as Trustee of
the Donald R. McNeeley, Jr. Trust, Dated June 9, 1982

Amanda P. Moore *

Katherine C. Ipjin *

Blair F. Allen *

Brian C. Allen *

Lynn D. Rosentrater *

Alvin A. Rosentrater, Trustee of the
William Rosentrater Irrevocable Trust dated June 27, 1992 *

HOW AND COMPANY *
By:
Name:
Title:

*	signature to be requested prior to Closing
[Signature Page to Agreement and Plan of Merger]

Bank of America, as Trustee of Bank of
America #704102PETER FBO Kimberly Morgan Garcia *

/s/ Robert B. Haigh
Robert B. Haigh, as Trustee of the Linda
P. Moore GST Exempt Trust

/s/ Robert B. Haigh
Robert B. Haigh, as Trustee of the
Rosemary R. Weirich GST Exempt Trust

*	signature to be requested prior to Closing
[Signature Page to Agreement and Plan of Merger]